Exhibit 10.4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of April 28, 2016
among
ON DECK ASSET COMPANY, LLC,
as Borrower
VARIOUS LENDERS,
and
WC 2014-1, LLC,
as Administrative Agent
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and Collateral Agent
________________________________________________________
$75,000,000 Securitization Facility
________________________________________________________

i

(continued)
Page

4.3	Due Authorization	71
4.4	No Conflict	71
4.5	Governmental Consents	71
4.6	Binding Obligation	71
4.7	Eligible Receivables	72
4.8	Historical Financial Statements	72
4.9	Financial Plan	72
4.10	No Material Adverse Effect	72
4.11	Adverse Proceedings, etc.	72
4.12	Payment of Taxes	72
4.13	Title to Assets	73
4.14	No Indebtedness	73
4.15	No Defaults	73
4.16	Material Contracts	73
4.17	Government Contracts	73
4.18	Governmental Regulation	73
4.19	Margin Stock	73
4.20	Employee Benefit Plans	73
4.21	Certain Fees	73
4.22	Solvency; Fraudulent Conveyance	74
4.23	Compliance with Statutes, etc.	74
4.24	Matters Pertaining to Related Agreements	74
4.25	Disclosure	74
4.26	Patriot Act	75
4.27	Remittance of Collections	75

SECTION 5.	AFFIRMATIVE COVENANTS	75
5.1	Financial Statements and Other Reports	75
5.2	Existence	78
5.3	Payment of Taxes and Claims	79
5.4	Insurance	79
5.5	Inspections; Compliance Audits; Regulatory Review	79
5.6	Lenders Meetings	80
5.7	Compliance with Laws	80
5.8	Separateness	80
5.9	Further Assurances	81
5.10	Communication with Accountants	81
5.11	Acquisition of Receivables from Holdings	81

SECTION 6.	NEGATIVE COVENANTS	81
6.1	Indebtedness	81
6.2	Liens	81
6.3	Equitable Lien	82

(continued)
Page

6.4	No Further Negative Pledges	82
6.5	Restricted Junior Payments	82
6.6	Subsidiaries	82
6.7	Investments	82
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	82
6.9	Sales and Lease-Backs	83
6.10	Transactions with Shareholders and Affiliates	83
6.11	Conduct of Business	83
6.12	Fiscal Year	83
6.13	Servicer; Backup Servicer; Custodian	83
6.14	Acquisitions of Receivables	84
6.15	Independent Manager	84
6.16	Organizational Agreements and Credit Documents	85
6.17	Changes in Underwriting or Other Policies	86
6.18	Receivable Forms	86

SECTION 7.	EVENTS OF DEFAULT	87
7.1	Events of Default	87

SECTION 8.	AGENTS	91
8.1	Appointment of Agents	91
8.2	Powers and Duties	91
8.3	General Immunity	91
8.4	Agents Entitled to Act as Lender	92
8.5	Lenders’ Representations, Warranties and Acknowledgment	93
8.6	Right to Indemnity	93
8.7	Successor Administrative Agent and Collateral Agent	94
8.8	Collateral Documents	95

SECTION 9.	MISCELLANEOUS	96
9.1	Notices	96
9.2	Expenses	96
9.3	Indemnity	97
9.4	Reserved	97
9.5	Amendments and Waivers	97
9.6	Successors and Assigns; Participations	99
9.7	Independence of Covenants	103
9.8	Survival of Representations, Warranties and Agreements	103
9.9	No Waiver; Remedies Cumulative	103
9.10	Marshalling; Payments Set Aside	103
9.11	Severability	104
9.12	Obligations Several; Actions in Concert	104
9.13	Headings	104

(continued)
Page

9.14	APPLICABLE LAW	104
9.15	CONSENT TO JURISDICTION	104
9.16	WAIVER OF JURY TRIAL	105
9.17	Confidentiality	106
9.18	Usury Savings Clause	107
9.19	Counterparts	108
9.20	Effectiveness	108
9.21	Patriot Act	108

(continued)
Page

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses
	C	Eligibility Criteria
	D	Excess Concentration Amounts
	E	Portfolio Performance Covenants
	F	Calculation of Receivable Yield and Outstanding Principal Balance
SCHEDULES:	1.1-A	[Reserved]
	1.1-B	Financial Covenants
	4.1	Jurisdictions of Organization and Qualification; Trade Names
	4.2	[Reserved]
EXHIBITS:	A	Form of Funding Notice
	B	Form of Revolving Loan Note
	C-1	Form of Compliance Certificate
	C-2	Form of Borrowing Base Report and Certificate
	D	Form of Assignment Agreement
	E	Form of Certificate Regarding Non‑Bank Status
	F	Form of Third Amendment Effective Date Certificate
	G	Form of Controlled Account Voluntary Payment Notice
	H	Form of Financing Statement
	I	Form of Receivables Purchase Agreement

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 28, 2016, is entered into by and among ON DECK ASSET COMPANY, LLC, a Delaware limited liability company (“Company”), the Lenders party hereto from time to time and WC 2014-1, LLC, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent (in such capacity, “Paying Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Company, the Lenders party hereto, the Administrative Agent (as successor in such capacity to ODBL IV, LLC), the Collateral Agent and the Paying Agent are parties to that certain Amended and Restated Credit Agreement dated as of October 17, 2014 (as amended, supplemented or modified from time to time, the “Original Credit Agreement”); and
WHEREAS, the Company, the Lenders party hereto, the Administrative Agent (as successor in such capacity to ODBL IV, LLC), the Collateral Agent and the Paying Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of December 19, 2014 (as amended, supplemented or modified from time to time, the “Existing Credit Agreement”); and
WHEREAS, in order to continue the existing indebtedness of the Company the Company has requested that the Existing Credit Agreement be amended and restated in its entirety (the “Amendment and Restatement”), and the Lenders party thereto are willing to do so on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1.DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“15 Day Delinquency Percentage” means, as of one Business Day prior to any Permitted Asset Sale described in clause (c) of the definition thereof, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of such Business Day, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) as of such Business Day.

“10-20 Day Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of (x) with respect to Daily Pay Receivables, more than ten (10) but less than twenty-one (21) and a Payment has been received on such Receivable on at least one of the last three (3) Payment Dates, and (y) with respect to Weekly Pay Receivables, more than two (2) but less than or equal to four (4), and a Payment has been received on such Receivable on the last Payment Date.
“80% Drawn LOCs” means any Eligible Receivable that is an LOC Receivable and, as of the last day of each of the three (3) immediately preceding Monthly Periods (for the avoidance of any doubt, a Borrowing Base Certificate issued on a Monthly Reporting Date shall be calculated utilizing the last day of each of the three (3) months immediately preceding such Monthly Reporting Date), had a Combined LOC OPB that was, on a percentage basis, greater than 80% of the “Credit Limit” then applicable pursuant to the applicable Receivables Agreement of the Receivables Obligor thereunder.
“91% Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria (other than the FICO score requirements set forth in clauses (vv) through (yy) thereof) are satisfied as of the applicable date of determination.
“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Revolving Loans payable hereunder.
“ACH Agreement” has the meaning set forth in the Servicing Agreement.
“ACH Receivable” means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.
“Act” as defined in Section 4.26.
“Adjusted EPOB” means, as of any date of determination, the excess of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the sum of, without duplication, (i) the aggregate Excess Concentration Amounts as of such date, and (ii) the product of 70% and the aggregate Eligible Portfolio Outstanding Principal Balance of all 10-20 Day Delinquent Receivables as of such date.
“Adjusted LOC Interest Collections” means, with respect to LOC Receivables and any Monthly Period, an amount equal to (a) the sum of (i) the product of (x) all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables that are LOC Receivables in accordance with Section 2(a)(i)(4) of the Servicing Agreement and (y) the quotient of 4.3333 divided by the number of Payment Dates in such Monthly Period (which for the avoidance of any doubt may be either 4 or 5 Payment Dates in any given Monthly Period), and (ii) all Collections received during such Monthly Period that were recoveries with respect to Charged-Off Receivables (net of amounts, if any, retained by any third party collection agent) that are LOC Receivables minus (b) the product of (i) the LOC BB Concentration Percentage and (ii) the aggregate amount paid by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii) and (a)(v) of Section 2.12.

“Adjusted Term Interest Collections” means, with respect to Term Receivables and any Monthly Period, an amount equal to (a) the product of (i) the sum of (x) all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables that are Term Receivables in accordance with Section 2(a)(i)(4) of the Servicing Agreement and (y) all Collections received during such Monthly Period that were recoveries with respect to Charged-Off Receivables (net of amounts, if any, retained by any third party collection agent) that are Term Receivables and (ii) the quotient of 21 divided by the number of Business Days in such Monthly Period minus (b) the product of (i) the Term BB Concentration Percentage and (ii) the aggregate amount paid by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii) and (a)(v) of Section 2.12.
“Administrative Agent” as defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company, Holdings or any Subsidiary thereof) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Company or Holdings, threatened in writing against or affecting Company, Holdings or any Subsidiary thereof, or any of their respective property.
“Affected Party” means any Lender, ODBL IV, LLC, in its prior capacity as Administrative Agent hereunder solely with respect to the period ODBL IV, LLC was Administrative Agent hereunder, WC 2014-1, LLC, in its capacity as Administrative Agent, Paying Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Agency Agreement” means that certain Secured Party Representative Services Agreement, dated as of June 20, 2012, between Holdings and the UCC Agent, or any successor or other agreement with a UCC Agent serving substantially the same purpose.
“Agent” means each of the Administrative Agent, the Paying Agent and the Collateral Agent.
“Aggregate Amounts Due” as defined in Section 2.14.
“Aggregate Obligor Exposure” means, at any time, with respect to any Receivables Obligor (excluding any Receivables Guarantor), the sum of (a) with respect to any Term Receivable, the Outstanding Principal Balance thereof; and (b) with respect to any LOC Receivable, the related “credit limit” set forth in the applicable Receivables Agreement.

“Agreement” means this Third Amended and Restated Credit Agreement, dated as of April [ ], 2016, as it may be amended, supplemented or otherwise modified from time to time.
“Amendment and Restatement” as defined in the Recitals hereto.
“Applicable Advance Rate” means (a) for Eligible Receivables other than 91% Eligible Receivables and LOC Receivables, 95%, (b) for Eligible Receivables constituting both Term Receivables and 91% Eligible Receivables, 91%, and (c) for Eligible Receivables constituting LOC Receivables, 75% (or, if the Average LOC Excess Spread is 8% or less for any of the three most recently ended Monthly Periods, 55%), provided that (x) the Applicable Advance Rate shall be zero for any LOC Receivable as to which the Receivables Obligor fails to pay in full the first Payment due after the extension of any advance under the related OnDeck LOC unless and until the first date (if any) thereafter upon which such LOC Receivable has a Missed Payment Factor of zero, in which case the Applicable Advance Rate for such Eligible Receivable shall be 75% (or, if the Average LOC Excess Spread is 8% or less for any of the three most recently ended Monthly Periods, 55%); and (y) in the event that On Deck Capital, Inc. is removed as “servicer” following a “servicer default” (as defined in the related servicing agreement) with respect to any other Funded Indebtedness then (1) the Company shall notify the Administrative Agent in writing; and (2) following the effectiveness of such removal and at the Administrative Agent’s written notice to the Company, the Applicable Advance Rate shall be 45%.
“Applicable Margin” means the “Applicable Margin” described in the Undertakings Agreement.
“Approved State” means each of the 50 United States of America and the District of Columbia; provided, however, that, in the event that the Administrative Agent determines in its Permitted Discretion to revoke the designation or restore a previously revoked designation of any jurisdiction as an “Approved State” due to a change in, or change in the interpretation of, the regulations or law (including case law) relating to (i) the origination, administration, servicing or terms, including interest rates, of any loan made to a Receivables Obligor; (ii) the choice of law, or the enforceability of the choice of law, that governs a loan made to a Receivables Obligor; or (iii) the choice of venue or the choice of jurisdiction, or the enforceability of the choice of venue or the choice of jurisdiction, that governs a loan made to a Receivables Obligor, then upon receipt by Company of notice thereof from the Administrative Agent, each such jurisdiction shall or shall no longer constitute an “Approved State”, as applicable.
“Asset Purchase Agreement” means that certain Second Amended and Restated Asset Purchase Agreement dated as of the Second Amendment Effective Date, by and between Company, as Purchaser, and the Seller, as amended, modified or supplemented from time to time, whereby the Seller has agreed to sell and Company has agreed to purchase Eligible Receivables from time to time.
“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’

businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary, controller or senior vice president of capital markets (or, in each case, the equivalent thereof).
“Automatic LOC Payment Modification” means, with respect to any LOC Receivable, upon the occurrence of each Subsequent LOC Advance relating to such LOC Receivable, that the Payment obligations of the Receivable Obligor under such LOC Receivable are automatically reset and restructured together with all other advances made under the related OnDeck LOC (based on the aggregate outstanding principal balance of all such advances) so that, with respect to all such advances, from and after the date of the last such Subsequent LOC Advance, a single periodic payment amount is owed each week over the course of the applicable amortization period.
“Average LOC Excess Spread” means, with respect to any Monthly Period, the average of the LOC Excess Spread determined for such Monthly Period and the Monthly Period immediately preceding such Monthly Period.
“Average Term Excess Spread” means, with respect to any Monthly Period, the average of the Term Excess Spread determined for such Monthly Period and the Monthly Period immediately preceding such Monthly Period.
“Average LOC Loss Rate” means, with respect to any Monthly Period, the average of the LOC Loss Rate determined for such Monthly Period and the Monthly Period immediately preceding such Monthly Period.
“Backup Servicer” means Portfolio Financial Servicing Company or any replacement thereof appointed by the Requisite Lenders in accordance with Section 6.13, who will perform backup servicing and backup verification functions with respect to the Eligible Receivables.
“Backup Servicing Agreement” means that certain Backup Servicing Agreement dated as of the Original Closing Date among Company, the Servicer, the Administrative Agent and Backup Servicer, as it may be amended, modified or supplemented from time to time in accordance with Section 6.16, and any other agreement entered into from time to time among Company, the Servicer, the Administrative Agent and Backup Servicer with respect to the backup servicing and verification of the Eligible Receivables.
“Backup Servicing Fee” shall have the meaning attributed to such term in the Backup Servicing Agreement.

“Bank Statement LOC Receivable” means any LOC Receivable for which bank account statements or similar electronic bank information in respect of the operating checking account of the Receivables Obligor thereunder were received or obtained by Holdings with respect to the OnDeck LOC pursuant to which such LOC Receivable was originated. Any LOC Receivable that is a Bank Statement LOC Receivable will for all purposes of this Agreement be deemed to remain a Bank Statement Receivable unless and until (a) a period in excess of twelve (12) consecutive months has passed during which no bank account statements or similar electronic bank information in respect of the operating checking account of the Receivables Obligor thereunder were received or obtained by Holdings, and (b) after such period of twelve (12) consecutive months has passed an LOC Receivable advanced under such OnDeck LOC is sold or contributed to the Company.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Blocked Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)    (i) the Applicable Advance Rate multiplied by the Adjusted EPOB at such time, plus (ii) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections and other funds have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance, minus (iii) 105% of the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement; and
(b)    the Revolving Commitments on such day.
With respect to any calculation of the Borrowing Base with respect to any Credit Date solely for the purpose of determining Revolving Availability for a requested Revolving Loan, the Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Revolving Loan. With respect to any calculation of the Borrowing Base for any other purpose, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Paying Agent, the Collateral Agent, the Administrative Agent and each Lender, with such adjustments as the Paying Agent identifies pursuant to Section 2.21.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.
“Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Revolving Commitments exceeds the Borrowing Base.

“Borrowing Base Report” means a report substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which attaches a Borrowing Base Certificate.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Holdings and its Subsidiaries.
“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.
“Certificate Regarding Non‑Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, at any time, (a) (i) any “person” or “group” of related persons (as such terms are given meaning in the Exchange Act and the rules of the SEC thereunder) is or becomes the owner, beneficially or of record, directly or indirectly, of more than 35% on a fully diluted basis of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of the IPO Entity and (ii) and the percentage on a fully diluted basis of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of the IPO Entity so held is greater than the percentage on a fully diluted basis of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of the IPO Entity held by the Existing Holders, unless the Existing Holders, directly or indirectly, otherwise have the right (pursuant to contract, proxy or otherwise) to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors of the IPO Entity; (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to any “person” (as such term is given meaning in the Exchange Act and the rules of the SEC thereunder); (c) at any time during any consecutive two-year period after an Initial Public Equity Offering, individuals who at the beginning of such period constituted the board of directors of the IPO Entity (together with any new directors whose election or appointment by the board of directors of the IPO Entity or whose nomination for election by the shareholders of the IPO Entity was approved by a vote of a majority of the directors of the IPO Entity then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the IPO Entity then in office; or (d) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company.
“Charged-Off Receivable” means a Receivable which, in each case, consistent with the Underwriting Policies, has or should have been written off Company’s books as uncollectable.
“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.
“Co-Existence LOC Receivable” means, as of any date of determination, any LOC Receivable regarding which the Receivables Obligor thereunder is also an obligor under at least one other Term Receivable (whether or not such Term Receivable is owned by the Company).
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Assignment” means that certain Collateral Assignment dated as of the Original Closing Date by Company for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Collateral Documents” means the Security Agreement, the Control Agreements, the Collateral Assignment and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company or Holdings pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.
“Collateral Receipt and Exception Report” shall mean the “Trust Receipt” as defined in the Custodial Agreement.
“Collection Account” means a Securities Account with account number OD1302.1 at Deutsche Bank Trust Company Americas in the name of Company.
“Collections” means, with respect to each Pledged Receivable, any and all cash collections and other cash proceeds of such Pledged Receivable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Pledged Receivable, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.7, all proceeds of any sale, transfer or other disposition of any Pledged Receivable by Company and all deposits, payments or recoveries made in respect of any Pledged Receivable to any Controlled Account, or received by Company in respect of a Pledged Receivable, and all payments representing a disposition of any Pledged Receivable.
“Combined LOC OPB” means, as of any date with respect to each LOC Receivable acquired by Company, the aggregate unpaid principal balance of such LOC Receivable and all other LOC Receivables representing an advance under the related OnDeck LOC as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day (it being understood and agreed that the Servicer shall reflect all such LOC Receivables on its books and records as only one aggregate Receivable owed by the applicable Receivables Obligor).
“Company” as defined in the preamble hereto.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.
“Compliance Review” as defined in Section 5.5(b).
“Consolidated Liquidity” means, as of any date of determination, an amount determined for Holdings and its Subsidiaries, on a consolidated basis, equal to the sum of (i) unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries, as of such date, plus, (ii) amounts (if any) in the Reserve Account as of such date, plus (iii) the Revolving Availability as of such date of determination, plus (iv) the aggregate amount of all unused and available credit commitments under any credit facilities of Holdings and its Subsidiaries, as of such date; provided, as of such date, all of the conditions to funding such amounts under clause (iii) and (iv), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and pre-funding notices, opinions and certificates that are reasonably capable of delivery as of such date) and no lender under such credit facilities shall have refused to make a loan or other advance thereunder at any time after a request for a loan was made thereunder.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including all accrued and unpaid interest on the foregoing, provided, that accounts payable, accrued expenses, liabilities for leasehold improvements and deferred revenue of Holdings and its Subsidiaries shall not be included in any determination of Consolidated Total Debt.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Agreements” means collectively, the Lockbox Account Control Agreement, the Securities Account Control Agreement and the Blocked Account Control Agreement.
“Controlled Account” means each of the Reserve Account, the Collection Account and the Lockbox Account, and the “Controlled Accounts” means all of such accounts.
“Controlled Account Bank” means Deutsche Bank Trust Company Americas.
“Convertible Indebtedness” means any Indebtedness of Holdings that (a) is convertible to equity, including convertible preferred stock, (b) requires no payment of principal thereof or interest thereon and (c) is fully subordinated to all indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such indebtedness for borrowed money.
“Credit Card Issuer” means a member of Visa, MasterCard, American Express, Discover and PayPal.
“Credit Card Payment” means an amount owing by Credit Card Issuer to a Receivables Obligor (i) in respect of a purchase made by a customer of such Receivables Obligor, (ii) paid for using a credit card issued by such Credit Card Issuer, and (iii) that is required by the applicable Transfer Account Loan Documentation to be deposited into a Transfer Account.
“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Revolving Loan Notes, if any, the Collateral Documents, the Asset Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Undertakings Agreement and all other documents, instruments or agreements executed and delivered by Company or Holdings for the benefit of any Agent or any Lender in connection herewith.
“Credit Document Amendments” as defined in Section 3.2(a).
“Credit Extension” means the making of a Revolving Loan.
“Cumulative Defaults” means, with respect to any Vintage Pool as of the end of any Monthly Period, the sum for all Receivables in such Vintage Pool that became Defaulted Receivables of the Outstanding Principal Balances thereof determined as of the date on which they became Defaulted Receivables less any Collections received on such Defaulted Receivables from and after the date on which they became Defaulted Receivables (measured for the period commencing from the origination of each such Receivable to the end of such Monthly Period).
“Cumulative Static Pool Default Ratio” means, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Cumulative Defaults in respect of any Vintage Pool as of the last day of the most recently ended Monthly Period and (b) the denominator of which is (i) for any Vintage Pool other than the Q3 Vintage Pool, the aggregate original Outstanding Principal Balance of all Term Receivables comprising such Vintage Pool, and (ii) for the Q3 Vintage Pool, the aggregate original Outstanding Principal Balance of all Term Receivables comprising the Q3 Vintage Pool as of the date such Receivables were sold to the Company.
“Custodial Agreement” mean that certain Amended and Restated Custodial Services Agreement, dated as of the Second Amendment Effective Date, by and between Company, Servicer, Custodian and Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.
“Custodian” means Deutsche Bank Trust Company Americas, in its capacity as the provider of services under the Custodial Agreement, or any successor thereto in such capacity appointed in accordance with the Custodial Agreement, and approved by the Requisite Lenders.
“Daily Pay Receivable” means any Receivable for which a Payment is generally due on every Business Day.
“DB Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of October 7, 2015, among On Deck Account Receivables Trust 2013-1 LLC, as the borrower, the lenders signatory thereto from time to time, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank Trust Company Americas, as Paying Agent, and Deutsche Bank Securities Inc., as Syndication Agent, Documentation Agent and Lead Arranger, as the same may be or has been amended, supplemented, restated, or otherwise modified from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.
“Default Interest Rate” as defined in Section 2.6.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non‑pro rata application of any payments of the Revolving Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Defaulted Loan” as defined in Section 2.18.
“Defaulted Receivable” means, with respect to any date of determination, a Receivable which (i) is a Charged-Off Receivable or (ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, sixty (60) or higher or (y) with respect to Weekly Pay Receivables, twelve (12) or higher.
“Defaulting Lender” as defined in Section 2.18.
“Delinquency Percentage” means, as of one Business Day prior to any Permitted Asset Sale described in clause (c) of the definition thereof, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Delinquent Receivables (that are not Charged-Off Receivables) that are Pledged Receivables as of such Business Day, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) as of such Business Day.

“Delinquent Co-Existence LOC Receivable” means any Co-Existence LOC Receivable which, as of any date of determination, (i) had a Missed Payment Factor of one (1) or higher as of such date, or (ii) the Receivables Obligor thereunder is the obligor under at least one other Term Receivable which had a Missed Payment Factor of one (1) or higher as of such date.
“Delinquent LOC Receivable” means any LOC Receivable which, as of any date of determination, had a Missed Payment Factor of one (1) or higher as of such date.
“Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.
“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer, Chief Financial Officer or General Counsel.
“Determination Date” means the last day of each Monthly Period.
“Direct Competitor” means (a) each Person that is listed on the “List of Direct Competitors” provided to the Paying Agent by the Company on or prior to October 17, 2014, as such list may be updated by the Company from time to time by written notice from the Company to the Paying Agent after October 17, 2014 identifying one or more Persons engaged in the same or similar line of business as Holdings (each Person described in this clause (a), a “Listed Competitor”), and (b) (i) any clearly identifiable Affiliate of any Listed Competitor on the basis of such Affiliate’s name or (ii) any Affiliate of any Listed Competitor which the Company, either before or after its receipt of notification of a proposed assignment to such Affiliate, has identified in writing to the Paying Agent as an Affiliate of a Listed Competitor.
“Document Checklist” shall have the meaning attributed to such term in the Custodial Agreement.
“Dollars” and the sign “$” mean the lawful money of the United States.
“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.
“Eligible Assignee” means (i) any Lender or any Lender Affiliate (other than a natural person), and (ii) any other Person (other than a natural Person) approved by Company, so long as no Default or Event of Default has occurred and is continuing, and Administrative Agent (each such approval not to be unreasonably withheld, it being understood that any failure to approve any assignment to a Direct Competitor shall be deemed reasonable); provided, that (y) neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee, and (z) no Direct

Competitor shall be an Eligible Assignee so long as no Specified Event of Default has occurred and is continuing.
“Eligible LOC Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables that are LOC Receivables as of such date.
“Eligible Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date.
“Eligible Receivable” means (a) a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination, and (b) a 91% Eligible Receivable.
“Eligible Receivables Obligor” means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of “Eligible Receivables Obligor”, subject to any changes agreed to by each of the Requisite Lenders and Company from time to time after the Third Amendment Effective Date.
“Eligible Term Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables that are Term Receivables as of such date.
“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to by each of the Requisite Lenders and Company from time to time after the Third Amendment Effective Date.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Holdings, any of its Subsidiaries, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“Event of Default” means each of the events set forth in Section 7.1.

“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means, with respect to any Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes with respect to such Affected Party, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Affected Party became an Affected Party or (ii) such Affected Party changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became an Affected Party or to such Affected Party immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” as defined in the Recitals hereto.
“Existing Credit Documents” as defined in Section 1.4.
“Existing Obligations” as defined in Section 1.4.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.
“Fee Letter” means the letter agreement dated as of May 22, 2015 between the Company and WC 2014-1, LLC.
“Financial Covenants” means the financial covenants set forth on Schedule 1.1-B hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
“Financial Plan” as defined in Section 5.1(k).
“First Amendment Effective Date” means October 17, 2014.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
“Funded Indebtedness” means any secured Indebtedness incurred by a Subsidiary of Holdings from time to time to finance (in whole or in part) a portfolio of U.S. Term Receivables.
“Funding Default” as defined in Section 2.18.
“Funding Account” has the meaning set forth in Section 2.11(a).
“Funding Notice” means a notice substantially in the form of Exhibit A.
“Further Delinquent LOC Receivable” means any LOC Receivable which, as of any date of determination, had a Missed Payment Factor of three (3) or higher as of such date.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Second Amendment Effective Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended 2013, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2014 to the Second Amendment Effective Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Second Amendment Effective Date and for each Monthly Period completed prior to thirty-one (31) days prior to the Second Amendment Effective Date, in the case of clauses (i) and (ii), certified by the chief financial officer (or the equivalent thereof) of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.
“Holdings” means On Deck Capital, Inc., a Delaware corporation.
“Holdings Working Capital Debt” means any Indebtedness of Holdings of the type described in clause (i) or clause (v) of the definition of “Indebtedness” that is secured in whole or in part by a security interest in Receivables, including any Convertible Debt that is so secured.
“Hot Backup Servicer Event” means, as of any date of determination with respect to the Monthly Period most recently ended, that any one of the following events shall have occurred with respect to such Monthly Period: (a) if any Term Receivables are then owned by the Company, the Average Term Excess Spread was less than 19.0%; (b) the Maximum Delinquency Rate was greater than 16.0%; or (c) the Maximum 15 Day Delinquency Rate was greater than 9.0%. Notwithstanding the foregoing, a Hot Backup Servicer Event shall be deemed to no longer exist from and after the date upon which the Hot Backup Servicer Event Cure has occurred (provided that only one Hot Backup Servicer Event Cure shall be permitted hereunder).
“Hot Backup Servicer Event Cure” shall mean, as of any date of determination with respect to the three Monthly Periods most recently ended, that each of the following conditions has been satisfied with respect to each such Monthly Period after the occurrence of a Hot Backup Servicer Event: (a) if any Term Receivables are then owned by the Company, the Average Term Excess Spread was greater than 25.0%; (b) the Maximum Delinquency Rate was less than 14.0%; (c) the Maximum 15 Day Delinquency Rate was less than 7.75%; and (d) no Hot Backup Servicer Event Cure shall have previously occurred.
“Inactive OnDeck LOC” means, as of any date of determination, an OnDeck LOC regarding which (i) one or more LOC Receivables advanced thereunder was previously sold to the Company and (ii) no LOC Receivable advanced thereunder had an outstanding principal balance for the immediately preceding six (6) month period.
“Increased‑Cost Lenders” as defined in Section 2.19.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document.
“Indemnitee” as defined in Section 9.3.
“Indemnitee Agent Party” as defined in Section 8.6.
“Independent Manager” as defined in Section 6.15.

“Initial Public Equity Offering” means an initial underwritten public offering of common Capital Stock of the IPO Entity pursuant to a registration statement filed with the SEC in accordance with the Securities Act, which yields not less than $50,000,000 in Net Cash Proceeds (and it being agreed and understood that the Initial Public Equity Offering occurred on December 17, 2014).
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means the fifteenth calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.
“Interest Period” means an interest period (i) initially, commencing on and including the Original Closing Date and ending on but excluding the initial Interest Payment Date; and (ii) thereafter, commencing on and including each Interest Payment Date and ending on and excluding the immediately succeeding Interest Payment Date; provided, that no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is four (4) Business Days prior to each Interest Payment Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
“IPO Entity” means, at any time at and after the Initial Public Equity Offering, Holdings or a parent entity of Holdings, as the case may be, the common Capital Stock of which were issued or otherwise sold pursuant to the Initial Public Equity Offering; provided that, immediately following the Initial Public Equity Offering, (i) if the IPO Entity is not Holdings, Holdings is a wholly-owned Subsidiary of the IPO Entity and (ii) the IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by Holdings immediately prior to the Initial Pubic Equity Offering.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Key Person Event” means the occurrence, after the Third Amendment Effective Date, of each of the following events: (i) the termination or resignation of each of the officers holding the positions of Chief Executive Officer and Chief Operating Officer as of the Third Amendment Effective Date, (ii) the failure by Holdings to replace each such officer with a replacement officer acceptable to the Requisite Lenders in their Permitted Discretion within ninety (90) days after the second such termination or resignation, and (iii) the delivery by the Administrative Agent of written notice to Company after such ninety (90) day period notifying Company that a “Key Person Event” has occurred.
“Lender” means each provider of financing listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Affiliate” means, as applied to any Lender or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Leverage Ratio” means the ratio as of any day of (a) Consolidated Total Debt, excluding Subordinated Debt and Convertible Indebtedness, as of such day, to (b) the sum of (i) Holdings’ total stockholders’ equity as of such day, (ii) Warranty Liability as of such day and (iii) the sum of Subordinated Debt and Convertible Indebtedness as of such day.
“LIBO Rate” means, for any Revolving Loan (or portion thereof) for any Interest Period, the greater of (a) 0.00% and (b) the rate per annum determined by the Paying Agent at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate (or any successor thereto) for deposits in dollars for a period of one month (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Paying Agent in its sole discretion); provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum (rounded upward to the nearest 1/16th of 1%) listed in The Wall Street Journal, “Money Rates” table at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of the related Interest Period (or, if no such rate is listed two Business Days prior to the beginning of the related Interest Period, the rate listed on the Business Day on which such rate was last listed).
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Original Closing Date, as it may be amended, restated or otherwise modified from time to time in accordance with Section 6.16.
“LOC BB Concentration Percentage” means the amount expressed as a percentage equal to (i) the average daily dollar amount Borrowing Base generated from the LOC Receivables for such Monthly Period; over (ii) the average daily aggregate Borrowing Base for such Monthly Period.
“LOC Excess Spread” means, with respect to any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the difference of (x) the Adjusted LOC Interest Collections of all Eligible Receivables that are LOC Receivables for such Monthly Period over (y) the aggregate Outstanding Principal Balance of all Pledged Receivables that are LOC Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of all Pledged Receivables that are LOC Receivables for such Monthly Period (other than any such LOC Receivables with an Applicable Advance Rate of zero).
“LOC Loss Rate” means, with respect to any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables that are LOC Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of all Pledged Receivables that are LOC Receivables for such Monthly Period.
“LOC Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables that are LOC Receivables, of the product of (i) the Receivable Yield for each such LOC Receivable multiplied by (ii) the Outstanding Principal Balance of such LOC Receivable as of such date, by (b) the Eligible LOC Portfolio Outstanding Principal Balance as of such date.
“LOC Receivable” means a Receivable acquired by the Company representing an advance under an OnDeck LOC offered to the related Receivables Obligor, it being understood and agreed that Payments thereunder are subject to Automatic LOC Payment Modifications in accordance with the terms of the applicable Receivable Agreement upon the occurrence of a Subsequent LOC Advance under such OnDeck LOC.
“LOC Receivable – Type 1” means any LOC Receivable relating to an OnDeck LOC with respect to which (i) the date of the first advance thereunder occurred on or prior to May 22, 2015, (ii) the date of the first sale or contribution to the Company of an LOC Receivable advanced under such OnDeck LOC was prior to the Third Amendment Effective Date, and (iii) the “applicable APR” set forth in the applicable Receivables Agreement was equal to 29% as of the date of the first sale or contribution to the Company of an LOC Receivable advanced under such OnDeck LOC.
“LOC Receivable – Type 2” means any LOC Receivable relating to an OnDeck LOC with respect to which (i) the date of the first sale or contribution to the Company of an LOC Receivable advanced under such OnDeck LOC was prior to the Third Amendment Effective Date, and (ii) the “applicable APR” set forth in the applicable Receivables Agreement was equal to 36% as of the date of the first sale or contribution to the Company of an LOC Receivable advanced under such OnDeck LOC.
“LOC Receivable – Type 3” means any LOC Receivable relating to an OnDeck LOC with respect to which (i) the date of the first sale or contribution to the Company of an LOC Receivable advanced under such OnDeck LOC was during the period beginning on the Third Amendment Effective Date and ending on May 3, 2016, and (ii) at the time of such first sale or contribution the Seller designated such first LOC Receivable as “Type 3” (it being understood that the Seller only made such designation where the “applicable APR” and the “credit limit” set forth in the applicable Receivables Agreement was greater than or equal to 29% and less than or equal to $50,000, respectively, in each case, as of the date of such first sale or contribution).
“LOC Receivable – Type 4” means any LOC Receivable (other than a LOC Receivable – Type 3) with respect to which the date of the first sale or contribution to the Company of an LOC Receivable advanced under the same OnDeck LOC under which such first LOC Receivable was advanced was on or after the Third Amendment Effective Date.
“Lockbox Account” means a Deposit Account with account number 180012408 at MB Financial Bank, N.A. in the name of Company.
“Lockbox Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Lockbox System” as defined in Section 2.11(c).
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Master Record” as defined in the Custodial Agreement.
“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, properties, assets, financial condition or results of operations of Company or Holdings; (ii) the ability of Company to pay any Obligations or Company or Holdings to fully and timely perform, in any material respect, its obligations under any Credit Document; (iii) the legality, validity, binding effect, or enforceability against Company or Holdings of any Credit Document to which it is a party; (iv) the existence, perfection, priority or enforceability of any security interest in the Pledged Receivables; (v) the validity, collectability, or enforceability of the Pledged Receivables taken as a whole or in any material part, or (vi) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
“Material Change Notice” has the meaning set forth in Section 6.17.
“Material Contract” means any contract or other arrangement to which Company is a party (other than the Credit Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Modification” means, with respect to any Receivable, a reduction in the interest rate, an extension of the term, a reduction in, or change in frequency of, any required Payment or extension of a Payment Date or a reduction in the Outstanding Principal Balance, provided that an Automatic LOC Payment Modification shall not be deemed to be a Material Modification.
“Material Underwriting Policy Change” means any change or modification to the Underwriting Policies, if such change or modification could reasonably be expected to be adverse to Lenders or the Collateral, provided that any change or modification to the Underwriting Policies relating solely to the addition or modification of a Receivable product type introduced after the Original Closing Date (each, a “New Product”) shall not be deemed to be a Material Underwriting Policy Change unless and until, during any Monthly Period, the aggregate origination by Holdings of New Products exceeds (on a funded basis) the aggregate origination by Holdings of all Receivable products (at which point any such change or modification shall be deemed to be a Material Underwriting Policy Change). Notwithstanding the foregoing, any New Product shall no longer be considered a New Product for purposes of this definition subsequent to the time such New Product is generally (subject to the terms and conditions set forth herein) able to be financed hereunder or under another credit facility provided by the Administrative Agent or its affiliates.
“Materials” as defined in Section 5.5(b).
“Maximum 15 Day Delinquency Rate” means, with respect to any Monthly Period, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Delinquent Receivables (other than Charged-Off Receivables) that are Pledged Receivables that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of the last day of such Monthly Period, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Receivables (other than Charged-Off Receivables) that are Pledged Receivables as of the last day of such Monthly Period.
“Maximum Delinquency Rate” means, with respect to any Monthly Period, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Delinquent Receivables (other than Charged-Off Receivables) that are Pledged Receivables as of the last day of such Monthly Period and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Receivables (other than Charged-Off Receivables) that are Pledged Receivables as of the last day of such Monthly Period.

“Maximum Upfront Fee” means, with respect to each Receivable, the greater of (a) $695 and (b) 3.5% of the original aggregate unpaid principal balance of such Receivable.
“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivable Agreement and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.
“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month.
“Monthly Reporting Date” means the third Business Day prior to each Interest Payment Date.
“Monthly Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Net Asset Sale Proceeds” means, with respect to any Permitted Asset Sale, an amount equal to: (i) Cash payments received by, or on behalf of, Company from such Permitted Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Permitted Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Permitted Asset Sale during the tax period the sale occurs and (b) a reasonable reserve for any recourse for a breach of the representations and warranties made by Company to the purchaser in connection with such Permitted Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Cash Proceeds” shall mean with respect to any equity issuance, the cash proceeds thereof, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, reasonable legal fees and other reasonable costs and other expenses incurred in connection therewith.
“New Product” has the meaning set forth in the definition of “Material Underwriting Policy Change.”
“No Bank Statement LOC Receivable” means, as of any date of determination, any LOC Receivable which as of such date is not a Bank Statement LOC Receivable.

“Non-Consenting Lender” as defined in Section 2.19.
“Non-Creditworthy Lender” as defined in Section 2.19.
“Non‑US Lender” as defined in Section 2.16(d)(i).
“Notice of Amendment” as defined in Section 6.18.
“Obligations” means all obligations of every nature of Company from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“OnDeck LOC” has the meaning given to the term “Line of Credit (LOC)” product as described in the underwriting guidelines portion of the Underwriting Policies.
“On Deck Express Product” has the meaning given to the term “ODX” product as described in the underwriting guidelines portion of the Underwriting Policies.
“On Deck Score” means that numerical value ranging from 250 to 700 that represents Holdings’ evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by “version 4” of the proprietary methodology developed and maintained by Holdings, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, and as such methodology and other aspects of the Underwriting Policies may be revised and updated from time to time in accordance with Section 6.17.
“Online Product” or “On Deck Online” has the meaning given to the term “ODO” product as described in the underwriting guidelines portion of the Underwriting Policies.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended, including, in the case of Company, the Limited Liability Agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Borrowing Base Certificate” has the meaning set forth in Section 2.1(c)(ii).

“Original Closing Date” means October 23, 2013.
“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).
“Outstanding Principal Balance” means, (i) as of any date with respect to any Term Receivable, the unpaid principal balance of such Term Receivable as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day, and (ii) as of any date with respect to any LOC Receivable, the Combined LOC OPB of such LOC Receivable (without duplication); provided, however, that the Outstanding Principal Balance of any Pledged Receivable that has become a Charged-Off Receivable will be zero.
“Participant Register” as defined in Section 9.6(h).
“Paying Agent” as defined in the preamble hereto.
“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable, as set forth in the applicable Receivable Agreement.
“Payment Dates” means, with respect to any Receivable, the date a payment is due in accordance with the Receivable Agreement with respect to such Receivable as in effect as of the date of determination.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Asset Sale” means so long as all Net Asset Sale Proceeds are contemporaneously remitted to the Collection Account, (a) the sale by Company of Receivables to Holdings pursuant to any repurchase obligations of Holdings under the Asset Purchase Agreement, (b) the sale by the Servicer on behalf of Company of Charged-Off Receivables to any third party in accordance with the Servicing Standard, provided, that such sales are made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (c) the sale by Company of Term Receivables (x) to Holdings who immediately thereafter sells such Term Receivables to a special-purpose Subsidiary of Holdings or (y) directly to a special-purpose Subsidiary of Holdings, in either case in connection with a term securitization transaction involving the issuance of securities rated at least investment grade by one or more nationally recognized statistical rating organizations and such Term Receivables and special-purpose Subsidiary so long as, in either case, (i) the amount received by Company therefore and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such Term Receivables, (ii) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title, absence of liens on such Term Receivables, status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (iii) the manner in which such Term Receivables were selected by Company does not adversely affect the Lenders, (iv) the agreement pursuant to which such Term Receivables were sold to Holdings or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of Holdings or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period, and (v) unless otherwise waived by the Requisite Lenders in accordance with this Agreement, on the Business Day prior to such sale, (A) the Pro Forma 15 Day Delinquency Percentage shall not be greater than the 15 Day Delinquency Percentage, before giving effect to such sale, and (B) the Pro Forma Delinquency Percentage shall not be greater than the Delinquency Percentage, before giving effect to such sale, (d) the sale by the Company of Receivables with the prior written consent of the Requisite Lenders, and (e) the sale by Company of LOC Receivables (x) to Holdings who immediately thereafter sells such Receivables to a special-purpose Subsidiary of Holdings or (y) directly to a special-purpose Subsidiary of Holdings, in either case in connection with (i) a term securitization transaction occurring from and after the twelve-month anniversary of the Third Amendment Effective Date involving the issuance of securities rated at least investment grade by one or more nationally recognized statistical rating organizations and such LOC Receivables and special-purpose Subsidiary or (ii) a financing transaction occurring from and after the twelve-month anniversary of the Third Amendment Effective Date involving such LOC Receivables and special-purpose Subsidiary so long as, in either case, (A) the amount received by Company therefore and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such LOC Receivables, (B) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title, absence of liens on such LOC Receivables, status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (C) the manner in which such LOC Receivables were selected by Company does not adversely affect the Lenders, (D) the agreement pursuant to which such LOC Receivables were sold to Holdings or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of Holdings or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period, and (E) unless otherwise waived by the Requisite Lenders in accordance with this Agreement, on the Business Day prior to such sale, (1) the Pro Forma 15 Day Delinquency Percentage shall not be greater than the 15 Day Delinquency Percentage, before giving effect to such sale, and (2) the Pro Forma Delinquency Percentage shall not be greater than the Delinquency Percentage, before giving effect to such sale.
“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above; and (v) such other investments as to which the Administrative Agent consent in its sole discretion.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Liens” means Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledged Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
“Portfolio” means the Receivables purchased by Company from Holdings pursuant to the Asset Purchase Agreement.
“Portfolio Performance Covenant” means the portfolio performance covenants specified in Appendix E.

“Prime Rate” means, as of any day, the rate of interest per annum equal to the prime rate publicly announced by the majority of the eleven largest commercial banks chartered under United States Federal or State banking law as its prime rate (or similar base rate) in effect at its principal office. The determination of such eleven largest commercial banks shall be based upon deposits as of the prior year-end, as reported in the American Banker or such other source as may be reasonably selected by the Paying Agent.
“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).
“Processor” means, with respect to any Receivable, a Person engaged in the business of processing credit card payments that has been engaged by the related Receivables Obligor to provide processing services with respect to designated future Credit Card Payments to be paid to such Receivables Obligor.
“Processor Agreement” means an agreement between a Receivables Obligor and a Processor with respect to the processing of certain Credit Card Payments due to such Receivables Obligor.
“Processing Bank” means, with respect to any Receivable, a bank that has been engaged by the Servicer to collect Credit Card Payments from the related Processor and to remit such funds to the applicable Receivables Obligor’s Transfer Accounts.
“Pro Forma 15 Day Delinquency Percentage” means, as of one Business Day prior to any Permitted Asset Sale described in clause (c) of the definition thereof, after giving pro forma effect to such Permitted Asset Sale, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of such Business Day, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) as of such Business Day.
“Pro Forma Delinquency Percentage” means, as of one Business Day prior to any Permitted Asset Sale described in clause (c) of the definition thereof, after giving pro forma effect to such Permitted Asset Sale, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Delinquent Receivables (that are not Charged-Off Receivables) that are Pledged Receivables as of such Business Day, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged-Off Receivables) as of such Business Day.

“Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender by (ii) the aggregate Revolving Exposure of all Lenders.
“Q3 Vintage Pool” means the pool of Term Receivables originated by Holdings or the Receivables Account Bank during the first, second and third Fiscal Quarters of 2013 and acquired by Company.
“Re-Aged” means returning a delinquent, open-end account to current status without collecting the total amount of principal, interest, and fees that are contractually due.
“Receivable Agreements” means (i) with respect to any Term Receivable, a Business Loan and Security Agreement, a Business Loan and Security Agreement Supplement or Loan Summary, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the forms attached to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and, if applicable, the Transfer Account Loan Documentation related to such Receivable, and the other documents related thereto to which the applicable Receivables Obligor is a party, and (ii) with respect to any LOC Receivable, a Business Line of Credit Agreement, a Business Line of Credit Agreement Supplement, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the forms attached to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party,
“Receivable File” means (i)  with respect to any Receivable, copies of each applicable document listed in the definition of “Receivable Agreements,” (ii) with respect to any Term Receivable, the UCC financing statement, if any, filed against the Receivables Obligor in connection with the origination of such Term Receivable and (iii) with respect to any Receivable, copies of each of the documents required by, and listed in, the Document Checklist attached to the Custodial Agreement, each of which may be in electronic form.
“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.
Such calculation shall assume:
(i)    52 Payment Dates per annum, for Weekly Pay Receivables;
(ii)    252 Payment Dates per annum, for Daily Pay Receivables that were originated on or after July 1, 2013; and
(iii)    257 Payment Dates per annum, for Daily Pay Receivables that were originated prior to July 1, 2013 (or such other number of Payment Dates set forth in the

Underwriting Policies for a 12-month term Receivable). An example of the foregoing calculation is set forth on Appendix F hereto.
“Receivables” means any (i) loan or similar contract or (ii) “payment intangible” (as defined in the UCC) representing a fully disbursed portion of an OnDeck LOC, in each case with a Receivables Obligor pursuant to which Holdings or the Receivables Account Bank extends credit to such Receivables Obligor pursuant to the applicable Receivable Agreements, including if applicable all rights under any and all security documents or supporting obligations related thereto, including the applicable Receivable Agreements.
“Receivables Account Bank” means, with respect to any Receivables, (i) BofI Federal Bank, a federal savings institution, (ii) Celtic Bank, a Utah chartered industrial bank or (iii) any other institution that (a) is organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities and that originates and owns Receivables for Holdings pursuant to a Receivables Program Agreement, and (b) has been approved by the Requisite Lenders in their Permitted Discretion as an originator for purposes of this Agreement.
“Receivables Guarantor” means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivable Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.
“Receivables Obligor” means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of “Receivables Guarantor.”
“Receivables Program Agreement” means the (i) Master Business Loan Marketing Agreement, dated as of July 19, 2012, between Holdings and BofI Federal Bank, a federal savings institution (as amended, modified or supplemented from time to time with the consent of the Requisite Lenders to the extent required pursuant to Section 6.16) and (ii) any other agreement between Holdings and a Receivables Account Bank pursuant to which Holdings may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Holdings thereunder are treated as absolute sales (as amended, modified or supplemented from time to time with the consent of the Requisite Lenders to the extent required pursuant to Section 6.16).
“Receivables Purchase Agreement” means a Bill of Sale and Assignment of Assets, by and between Holdings and SBAF, in substantially the form of Exhibit I hereto.
“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Agreements” means, collectively the Organizational Documents of Company, each Receivables Program Agreement and the Transfer Account Loan Documentation.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Security” shall have the meaning attributed to such term in the Asset Purchase Agreement.
“Replacement Borrowing Base Certificate” has the meaning set forth in Section 2.1(c)(ii).
“Replacement Lender” as defined in Section 2.19.
“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the sum of the aggregate Revolving Exposure of all Lenders.
“Reserve Account” means a Deposit Account with account number OD1302.2 at Deutsche Bank Trust Company Americas in the name of Company.
“Reserve Account Funding Amount” means, on any day during a Reserve Account Funding Period, the excess, if any, of $170,000 over the amount then on deposit in the Reserve Account.
“Reserve Account Funding Event” means, as of any date of determination with respect to the Monthly Period most recently ended, that any one of the following events shall have occurred with respect to such Monthly Period: (a) the Average Term Excess Spread was less than 25.0%; (b) the Maximum Delinquency Rate was greater than 14.0%; or (c) the Maximum 15 Day Delinquency Rate was greater than 7.75%. Notwithstanding the foregoing, the Reserve Account Funding Event shall be deemed to no longer exist from and after any date upon which the Reserve Account Funding Event Cure has occurred (provided that only one Reserve Account Funding Event Cure shall be permitted hereunder).
“Reserve Account Funding Event Cure” means, as of any date of determination with respect to the three Monthly Periods most recently ended, that each of the following conditions has been satisfied with respect to each such Monthly Period after the occurrence of a Reserve Account Funding Event: (a) the Average Term Excess Spread was greater than 25.0%; (b) the

Maximum Delinquency Rate was less than 14.0%; (c) the Maximum 15 Day Delinquency Rate was less than 7.75% and (d) no Reserve Account Funding Event Cure shall have previously occurred.
“Reserve Account Funding Period” means the period commencing on the first day after the Original Closing Date on which a Reserve Account Funding Event shall occur and ending on the first day thereafter on which the Reserve Account Funding Event Cure shall occur, and the period commencing on the first day thereafter on which another Reserve Account Funding Event shall occur and ending on the Termination Date.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding.
“Revolving Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Total Utilization of Revolving Commitments.
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Third Amendment Effective Date is $75,000,000. The Revolving Commitment of each Lender will be equal to zero on the Revolving Commitment Termination Date.
“Revolving Commitment Period” means the period from the Original Closing Date to but excluding the Revolving Commitment Termination Date.
“Revolving Commitment Termination Date” means the earliest to occur of (i) May 22, 2017; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.9(b); and (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.
“Revolving Loan” means a Revolving Loan made by a Lender to Company pursuant to Section 2.1.

“Revolving Loan Note” means a promissory note in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time.
“Rolling 3-Month Average Maximum 15 Day Delinquency Rate” means, for any Monthly Period, the arithmetic average Maximum 15 Day Delinquency Rate for such Monthly Period and the two (2) Monthly Periods immediately preceding such Monthly Period.
“Rolling 3-Month Average Maximum Delinquency Rate” means, for any Monthly Period, the arithmetic average Maximum Delinquency Rate for such Monthly Period and the two (2) Monthly Periods immediately preceding such Monthly Period.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.
“SBAF” means Small Business Asset Fund 2009 LLC, a Delaware limited liability company.
“SBAF Receivables” means certain Receivables (i) previously owned by SBAF, and (ii) sold by SBAF to Holdings, and immediately thereafter sold by Holdings to Company, either prior to (A) the Second Amendment Effective Date or on a single Transfer Date occurring within sixty (60) days of the Second Amendment Effective Date, or (B) the Third Amendment Effective Date or on a single Transfer Date occurring within sixty (60) days of the Third Amendment Effective Date.
“SEC” means the Securities and Exchange Commission.
“Second Amendment Effective Date” means December 19, 2014.
“Secured Parties” shall have the meaning attributed to such term in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means a “securities account” (as defined in the UCC).
“Securities Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement dated as of the Original Closing Date between Company and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.
“Seller” has the meaning set forth in the Asset Purchase Agreement.
“Servicer” means Holdings, in its capacity as the “Servicer” under the Servicing Agreement, and, after any removal or resignation of Holdings as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.
“Servicer Default” shall have the meaning attributed to such term in the Servicing Agreement.
“Servicing Agreement” means that certain Amended and Restated Servicing Agreement dated as of the Second Amendment Effective Date between Company, Holdings and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated or otherwise modified from time to time.
“Servicing Fees” shall have the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees shall mean the Successor Servicer Fees payable to such Successor Servicer.
“Servicing Reports” means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.
“Servicing Standard” shall have the meaning attributed to such term in the Servicing Agreement.
“Servicing Transition Expenses” means all reasonable, out-of-pocket costs and expenses incurred in connection with the assumption of servicing of the Pledged Receivables by a Successor Servicer after the delivery of a Termination Notice to the Servicer.
“Servicing Transition Period” means the period commencing on the giving of a Termination Notice and ending such number of days thereafter as shall be determined by the Administrative Agent in its Permitted Discretion.
“Solvent” means, with respect to Company or Holdings, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Original Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event of Default” means any Event of Default occurring under Sections 7.1(a), (f), (g), (h), (j), (l), (m), (o) or (p); provided, however, that an Event of Default occurring under Section 7.1(m) shall not constitute a Specified Event of Default if the Servicer Default triggering such Event of Default resulted only (x) from the occurrence of an Event of Default or (y) the breach of a Financial Covenant unless such breach was the result of Tangible Net Worth being less than $15,000,000 as of the last day of any Fiscal Quarter.
“SPV Indebtedness” means any secured Indebtedness incurred by a special-purpose Subsidiary of Holdings from time to time solely to finance a portfolio of Receivables.
“Subordinated Indebtedness” means any Indebtedness of Holdings that is fully subordinated to all senior indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such senior indebtedness for borrowed money.
“Subsequent LOC Advance” means, with respect to any LOC Receivable relating to a particular OnDeck LOC offered to the related Receivables Obligor, an additional LOC Receivable representing a subsequent advance under such OnDeck LOC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.
“Successor Servicing Agreement” shall have the meaning attributed to such term in the Servicing Agreement.
“Successor Servicer Fees” means the servicing fees payable to a Successor Servicer pursuant to a Successor Servicing Agreement.

“Tangible Net Worth” means, as of any day, the total of (a) Holdings’ total stockholders’ equity, minus (b) all Intangible Assets of Holdings, minus (c) all amounts due to Holdings from its Affiliates, plus (d) any Convertible Indebtedness, plus (e) any Warranty Liability.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.
“Term BB Concentration Percentage” means the amount expressed as a percentage equal to (i) the average daily dollar amount Borrowing Base generated from the Term Receivables for such Monthly Period; over (ii) the average daily aggregate Borrowing Base for such Monthly Period.
“Term Excess Spread” means, with respect to any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Adjusted Term Interest Collections of all Eligible Receivables that are Term Receivables for such Monthly Period over (y) the aggregate Outstanding Principal Balance of all Pledged Receivables that are Term Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of all Pledged Receivables that are Term Receivables for such Monthly Period.
“Term Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables that are Term Receivables, of the product of (i) the Receivable Yield for each such Term Receivable multiplied by (ii) the Outstanding Principal Balance of such Term Receivable as of such date, by (b) the Eligible Term Portfolio Outstanding Principal Balance as of such date.
“Term Receivable” means a Receivable that is not an LOC Receivable.
“Terminated Lender” as defined in Section 2.19.
“Termination Date” means the date on, and as of, which (a) all Revolving Loans have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Revolving Commitment Termination Date shall have occurred.
“Termination Notice” shall have the meaning attributed to such term in the Servicing Agreement.
“Third Amendment Effective Date” means the date of this Agreement.
“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or Company on or within ninety (90) days after the Third Amendment Effective Date in connection with the transactions contemplated by the Credit Document Amendments.
“Transfer Account” means an account in the name of a Receivables Obligor maintained at Rocky Mountain Bank & Trust or Kenney Bank & Trust (or any successor financial institution or financial institutions approved by the Administrative Agent in its Permitted Discretion, serving substantially the same purpose) where all Credit Card Payments attributable to such Receivables Obligor are paid.
“Transfer Account Loan Documentation” means, with respect to any Transfer Account Receivable, collectively, the documentation related to such Receivable and the other documents related thereto.
“Transfer Account Receivable” means any Receivable with respect to which (i) the related Receivables Obligor has instructed the related Processor, pursuant to the related Processor Agreement, to remit certain Credit Card Payments to the designated Transfer Account for such Receivables Obligor, (ii) the related Processor has agreed, pursuant to the related Processor Agreement, to remit such Credit Card Payments to the designated Transfer Account for such Receivables Obligor, and (iii) the related Receivables Obligor has authorized Servicer, pursuant to the related Receivable Agreement, to debit from such Receivables Obligor’s Transfer Account on each Business Day the amounts owing under the related Receivable Agreement.
“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Agent” means Corporation Service Company, a Delaware corporation, in its capacity as agent for Holdings or other entity or entities providing secured party representation services for Holdings from time to time.
“Undertakings Agreement” means that certain Second Amended and Restated Undertakings Agreement, dated as of May 22, 2015, as the same may be amended, restated, supplemented or otherwise modified from time to time by and among Holdings, the Company, the lenders party thereto, the Paying Agent and the Administrative Agent.
“Underwriting Policies” means the credit policies and procedures of Holdings, including the underwriting guidelines and OnDeck Score methodology, and the collection policies and procedures of Holdings, in each case in effect as of the Third Amendment Effective Date and in the form attached to the Undertakings Agreement, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.17.
“Upfront Fees” means, with respect to any Receivable, the sum of any fees charged by Holdings or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivable Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including the “Origination Fee” set forth on the applicable Receivable Agreement.
“U.S. Term Receivable” means a Term Receivable originated in the United States.
“Vintage Pool” means, as of any date of determination, the pool of Term Receivables originated by Holdings or the Receivables Account Bank and acquired by Company during any completed Fiscal Quarter. The Q3 Vintage Pool shall also be deemed a Vintage Pool for all purposes hereunder.
“Warranty Liability” means, as of any day, the aggregate stated balance sheet fair value of all outstanding warrants exercisable for redeemable convertible preferred shares of Holdings determined in accordance with GAAP.
“Weekly Pay Receivable” means any Receivable for which a Payment is generally due once per week (and, for the avoidance of doubt, each LOC Receivable shall be a Weekly Pay Receivable).
1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Company and the Administrative Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.
1.3    Interpretation, etc.
Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
1.4    Amendment and Restatement. In order to facilitate the Amendment and Restatement:
(a)    Each of the parties hereto hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated to the extent provided by this Agreement.
(b)    All of the “Obligations” (as defined in the Existing Credit Agreement, the “Existing Obligations”) outstanding under the Existing Credit Agreement and other “Credit Documents” (as defined in the Existing Credit Agreement, the “Existing Credit Documents”) shall continue as Obligations hereunder to the extent not repaid on the Third Amendment Effective Date, and this Agreement is given as a substitution of and modification of, to the extent provided herein, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of the Company under the Existing Credit Agreement, and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation or rescission of the Existing Credit Agreement or any obligations hereunder.
SECTION 2.    LOANS
2.1    Revolving Loans.
(a)    Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.3(a)(i), each Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that no Lender shall make any such Revolving Loan or portion thereof to the extent that, after giving effect to such Revolving Loan:
(i)    the Total Utilization of Revolving Commitments exceeds the Borrowing Base; or
(ii)    the aggregate outstanding principal amount of the Revolving Loans funded by such Lender hereunder shall exceed its Revolving Commitment.
(b)    Amounts borrowed pursuant to Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period, and any repayment of the Revolving Loans (other than (i) pursuant to Section 2.10 (which circumstance shall be governed by Section 2.10), (ii) on any Interest Payment Date upon which no Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.12(a)) or (iii) on a date upon which an Event of Default has occurred and is continuing (which circumstance shall be governed by Section 2.12(b))) shall be applied as directed by Company. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
(c)    Borrowing Mechanics for Revolving Loans.
(i)    Revolving Loans shall be made in an aggregate minimum amount of $100,000.
(ii)    Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent, the Paying Agent and the Custodian a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date; provided, that x) the Company shall review such Funding Notice on the Business Day immediately preceding the proposed Credit Date and (y) if following such review it has determined that a Receivable would not qualify as an Eligible Receivable by virtue of clause (h) of the Eligibility Criteria not being satisfied then (1) such Receivable shall be deemed to be excluded from the Borrowing Base Certificate included in such Funding Notice (each, an “Original Borrowing Base Certificate”) (and any certification related thereto contained therein or in the Credit Documents) and (2) the Company shall deliver to Administrative Agent, the Custodian and the Paying Agent a revised Funding Notice no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date and such revised Funding Notice (and the corresponding Borrowing Base Certificate (each, a “Replacement Borrowing Base Certificate”)) shall be modified solely to make adjustments necessary to exclude any such Receivable that would not qualify as an Eligible Receivable by virtue of clause (h) of the Eligibility Criteria including any reductions due to any resulting Excess Concentration Amounts, if any. Each such Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Revolving Availability for the requested Revolving Loans and a Borrowing Base Report.
(iii)    Each Lender shall make the amount of its Revolving Loan available to the Paying Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, and the Paying Agent shall remit such funds to the Company not later than 3:00 p.m. (New York City time) by wire transfer of same day funds in Dollars to the account of Company designated in the related Funding Notice.
(iv)    Company may borrow Revolving Loans pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repay Revolving Loans pursuant to Section 2.11(c)(vii)(B) no more than one (1) time per week in the aggregate, provided, that the Company may borrow Revolving Loans pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repay Revolving Loans pursuant to Section 2.11(c)(vii)(B) one (1) additional time per week with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).
(d)    Deemed Requests for Revolving Loans to Pay Required Payments. All payments of principal, interest, fees and other amounts payable to Lenders under this Agreement or any Credit Document may be paid from the proceeds of Revolving Loans, made pursuant to a Funding Notice from Company pursuant to Section 2.1(c).
2.2    Pro Rata Shares. All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.
2.3    Use of Proceeds. The proceeds of the Revolving Loans made after the Original Closing Date shall be applied by Company to (a) finance the acquisition of Eligible Receivables from Holdings pursuant to the Asset Purchase Agreement, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder and (c) in the case of Revolving Loans made pursuant to Section 2.1(d), to make payments of principal, interest, fees and other amounts owing to the Lenders under the Credit Documents. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.
(b)    Register. The Paying Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments and Revolving Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Paying Agent shall record in the Register the Revolving Commitments and the Revolving Loans, and each repayment or prepayment in respect of the principal amount of the Revolving Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Revolving Loan. Company hereby designates the entity serving as the Paying

Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Paying Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(c)    Revolving Loan Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at any time after the Original Closing Date, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6), promptly after Company’s receipt of such notice) a Revolving Loan Note to evidence such Lender’s Revolving Loans.
2.5    Interest on Loans.
(a)    Except as otherwise set forth herein, the Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the LIBO Rate for such period plus the Applicable Margin.
(b)    Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan.
(c)    Except as otherwise set forth herein, interest on each Revolving Loan shall be payable in arrears (i) on and to each Interest Payment Date; (ii) upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity.
2.6    Default Interest. Subject to Section 9.18, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Revolving Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Revolving Loans not paid on the Interest Payment Date for the Interest Period in which such interest accrued or any fees or other amounts owed hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in accordance with Section 2.12(b) at a rate that is 3.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Revolving Loans (or, in the case of any such fees and other amounts, at a rate which is 3.0% per annum in excess of the interest rate otherwise payable hereunder) (the “Default Interest Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
2.7    Fees.

(a)    Company agrees to pay to the Person entitled to payment thereunder the amounts set forth in the Fee Letter.
(b)    All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date during the Revolving Commitment Period, commencing in June 2015, and (ii) on the Revolving Commitment Termination Date.
2.8    Revolving Commitment Termination Date. Company shall repay the Revolving Loans in full on or before the Revolving Commitment Termination Date.
2.9    Voluntary Commitment Reductions.
(a)    [Reserved].
(b)    Subject to the payment of any amounts set forth in Section 2.9(d), Company may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(c)    Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its applicable Pro Rata Share thereof.
(d)    Call Protection. If Company voluntarily reduces or terminates any Revolving Commitments as provided in Section 2.9(b), Company shall pay to Paying Agent, on behalf of the Lenders whose Revolving Commitments were terminated or reduced, on the date of such reduction or termination, the amounts (if any) described in the Undertakings Agreement.
2.10    Borrowing Base Deficiency. Company shall prepay the Revolving Loans within two (2) Business Day of the earlier of (i) an Authorized Officer, the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by Company of notice from any Agent or any Lender that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied to prepay the Revolving Loans as necessary to cure any Borrowing Base Deficiency.
2.11    Controlled Accounts.
(a)    Company shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Other than a cash management deposit account (the “Funding Account”)

maintained at the Paying Agent into which proceeds of Revolving Loans may be funded at the direction of Company, Company shall not establish or maintain a Deposit Account or Securities Account other than a Controlled Account and Company shall not, and shall cause Servicer not to deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account (provided, that, inadvertent and non-reoccurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be subject to an express trust for the benefit of Collateral Agent on behalf of the Secured Parties and shall be delivered to Lenders for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.
(b)    On or prior to the Original Closing Date, Company caused to be established and shall thereafter cause to be maintained, (i) a trust account (or sub-accounts) in the name of Company and under the sole dominion and control of, the Collateral Agent designated as the “Collection Account” in each case bearing a designation clearly indicating that the funds and other property credited thereto are held for Collateral Agent for the benefit of the Lenders and subject to the applicable Securities Account Control Agreement and (ii) a Deposit Account into which the proceeds of all Pledged Receivables, including by automatic debit from Receivables Obligors’ operating accounts, shall be deposited in the name of Company designated as the “Lockbox Account” as to which the Collateral Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement. The Lockbox Account Control Agreement will provide that all funds in the Lockbox Account will be swept daily into the Collection Account.
(c)    Lockbox System.
(i)    Company has established pursuant to the Lockbox Account Control Agreement and the other Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.11(a) and (b) (the “Lockbox System”) into which (subject to the proviso in Section 2.11(a)) all Collections shall be deposited.
(ii)    Company shall, using a method reasonably satisfactory to Administrative Agent, grant Backup Servicer (and its delegates) read-only access to the Lockbox Account.
(iii)    Company shall not establish any lockbox or lockbox arrangement without the consent of the Administrative Agent in its sole discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent in its sole discretion.
(iv)    Without the prior written consent of the Administrative Agent, Company shall not (A) change the general instructions given to the Servicer in respect of payments on account of Pledged Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.
(v)    Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, at the election of the Requisite Lenders, the funds on deposit in the Lockbox System may be applied as provided in Section 2.12(b).
(vi)    Company has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Receivables Obligors on account of Pledged Receivables directly to the Lockbox System. Company agrees (A) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Pledged Receivables directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.11(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.
(vii)    So long as no Event of Default has occurred and shall be continuing, Company or its designee shall be permitted to direct the investment of the funds from time to time held in the Controlled Accounts (A) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Lenders shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, (B) to repay the Revolving Loans in accordance with Section 2.1(b), provided, however, that (w) in order to effect any such repayment from a Controlled Account, Company shall deliver to the Administrative Agent and Paying Agent, a Controlled Account Voluntary Payment Notice in substantially the form of Exhibit G hereto no later than 12:00 p.m. (New York City time) on the Business Day prior to the date of any such repayment specifying the date of prepayment, the amount to be repaid and the Controlled Account from which such repayment shall be made, (x) unless otherwise approved by the Administrative

Agent pursuant to Section 2.1(c)(iv), no more than one (1) borrowing of Revolving Loans pursuant to Section 2.1, purchase of Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repayment of Revolving Loans pursuant to this Section 2.11(c)(vii)(B) may be made in any calendar week and no such repayment may occur on any Interest Payment Date, (y) the minimum amount of any such repayment on the Revolving Loans shall be $100,000, and (z) after giving effect to each such repayment, an amount equal to not less than the sum of (i) during any Reserve Account Funding Period, any Reserve Account Funding Amount and (ii) the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Revolving Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Revolving Commitments on such date (after giving effect to such repayments), shall remain in the Controlled Accounts, or (C) to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement, provided, that (w) a Borrowing Base Certificate (evidencing sufficient Revolving Availability after giving effect to the release of Collections and the making of any Revolving Loan being made on such date and that after giving effect to the release of Collections, no event has occurred and is continuing that constitutes, or would result from such release that would constitute, a Borrowing Base Deficiency, Default or Event of Default) and a Borrowing Base Report shall be delivered to the Administrative Agent, the Paying Agent and the Custodian no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of any such proposed purchase or release, (x) if such purchase of Eligible Receivables were being funded with Revolving Loans, the conditions for making such Revolving Loans on such date contained in Section 3.3(a)(iii), Section 3.3(a)(vi) and Section 3.3(a)(vii) would be satisfied as of such date, (y) Company may purchase Eligible Receivables pursuant to this Section 2.12(c)(vii)(C), repay Revolving Loans pursuant to Section 2.11(c)(vii)(B) and/or borrow Revolving Loans pursuant to Section 2.1 no more than one (1) time a week in the aggregate (unless otherwise approved by the Administrative Agent pursuant to Section 2.1(c)(iv) and provided, further, that if such withdrawal from the Collection Account does not occur simultaneously with the making of a Revolving Loan by the Lenders hereunder pursuant to the delivery of a Funding Notice, such withdrawal shall be considered a “Revolving Loan” solely for purposes of Section 2.1(c)(iv) and (z) after giving effect to such release, an amount equal to not less than the sum of (i) during any Reserve Account Funding Period, any Reserve Account Funding Amount and (ii) the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Revolving Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Revolving Commitments on such date shall remain in the Controlled Accounts.

(viii)    All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.12(a) or (b) (or, if sooner, until utilized for a repayment pursuant to Section 2.11(c)(vii)(B) or a purchase of additional Eligible Receivables pursuant to Section 2.11(c)(vii)(C)), as the case may be. As between Company and Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal, state and local income tax purposes.
(d)    Transfer Accounts. Company agrees to instruct the Servicer to (i) deduct from the related Transfer Account any amounts owed to Company, and (ii) remit such amounts directly to a Controlled Account by no later than the second Business Day immediately following the deposit of such amounts in the related Transfer Account. Company shall use commercially reasonable efforts to cause each applicable Receivables Obligor to cause all amounts owing in respect of a Transfer Account Receivable to be remitted directly to the applicable Transfer Account by the applicable Processor in accordance with the applicable Processor Agreement.
(e)    Reserve Account. On or prior to the Original Closing Date Company caused to be established and shall thereafter cause to be maintained a Deposit Account in the name of Company designated as the “Reserve Account” as to which the Collateral Agent has control over such account for the benefit of the Lenders within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Blocked Account Control Agreement. The Reserve Account will be funded during a Reserve Account Funding Period with funds available therefor pursuant to Section 2.12(a). At any time after the giving of a Termination Notice by the Administrative Agent, the Paying Agent shall at the written direction of the Administrative Agent withdraw from time to time up to an aggregate amount of $100,000 from the Reserve Account to pay Servicing Transition Expenses during the Servicing Transition Period. On the first Interest Payment Date after the occurrence and during the continuance of an Event of Default, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(b) the amount by which the amount in the Reserve Account exceeds the excess, if any, of $100,000 over the aggregate amount previously withdrawn from the Reserve Account to pay Servicing Transition Expenses. If the first Interest Payment Date after the end of a Servicing Transition Period is during the continuance of an Event of Default, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(b) all amounts in the Reserve Account. If, after the first Reserve Account Funding Event to occur hereunder, a Reserve Account Funding Event Cure occurs, on the next Interest Payment Date after the occurrence of such Reserve Account Funding Event Cure the Paying Agent shall, at the direction of Company, transfer all amounts in the Reserve Account into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(a). For the avoidance of doubt, only one Reserve Account Funding Event Cure shall be permitted hereunder.
2.12    Application of Proceeds.

(a)    Application of Amounts in the Collection Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), on each Interest Payment Date, all amounts in the Controlled Accounts (other than the Reserve Account) shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:
(i)    first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to clause (ix) below, and (B) to pay any accrued and unpaid Servicing Fees;
(ii)    second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to Administrative Agent or the Collateral Agent pursuant to this clause (ii) shall not exceed $450,000 in any Fiscal Year;
(iii)    third, on a pro rata basis, to the Lenders to pay costs, fees, and accrued interest calculated in accordance with Section 2.5(a) on the Revolving Loans and expenses payable pursuant to the Credit Documents;
(iv)    fourth, on a pro rata basis, to the Lenders in an amount necessary to reduce any Borrowing Base Deficiency to zero;
(v)    fifth, to pay to Administrative Agent, Paying Agent and Collateral Agent any costs, fees or indemnities not paid in accordance with clause (ii) above;
(vi)    sixth, during a Reserve Account Funding Period, to the Reserve Account an amount equal to any Reserve Account Funding Amount;
(vii)    seventh, to pay all other Obligations or any other amount then due and payable hereunder;
(viii)    eighth, at the election of Company, on a pro rata basis, to the Lenders, as applicable, to repay the principal of the Revolving Loans; and
(ix)    ninth, prior to the Revolving Commitment Termination Date, and provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, any remainder to Company or as Company shall direct consistent with Section 6.5.

(b)    Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, on each Interest Payment Date, all amounts in the Controlled Accounts shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:
(i)    first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to Section 2.12(a)(i) or 2.12(a)(ix) above, and (B) to pay any accrued and unpaid Servicing Fees;
(ii)    second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents;
(iii)    third, on a pro rata basis, to the Lenders to pay costs, fees, and accrued interest calculated in accordance with Section 2.5(a) (and including any additional interest accruing under Section 2.6) on the Revolving Loans and expenses payable pursuant to the Credit Documents;
(iv)    fourth, on a pro rata basis, to the Lenders until the Revolving Loans are paid in full;
(v)    fifth, to pay all other Obligations or any other amount then due and payable hereunder; and
(vi)    sixth, any remainder to Company.
2.13    General Provisions Regarding Payments.
(a)    All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any repayment made pursuant to Section 2.11(c)(vii)(B) or any application of funds by Paying Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13).

(b)    All payments in respect of the principal amount of any Revolving Loan (other than voluntary prepayments of Revolving Loans or payments pursuant to Section 2.10) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
(c)    Paying Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, the applicable Pro Rata Share of each Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Paying Agent.
(d)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(e)    Except as set forth in the proviso to Section 2.13(a), Paying Agent shall deem any payment by or on behalf of Company hereunder to them that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Paying Agent shall give prompt notice via electronic mail to Company and Administrative Agent if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Interest Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.
2.14    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and each Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
2.15    Increased Costs; Capital Adequacy.
(a)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)    Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Third Amendment Effective Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.15 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than thirty (30) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.
Notwithstanding anything to the contrary in this Section 2.15, with respect to any Affected Party that is not a bank or a broker-dealer, the Company shall not be required to pay any increased costs under this Section 2.15 if the payment of such increased cost would cause the Company’s all-in cost of borrowing hereunder, for the applicable period to be in excess of the LIBO Rate plus 10%.

2.16    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. Subject to Section 2.16(b), all sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.
(b)    Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Paying Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Paying Agent evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(c)    Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any additional amounts required to be paid by Company pursuant to Section 2.16(b), payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.
(d)    Evidence of Exemption From U.S. Withholding Tax.
(i)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non‑US Lender”) shall, to the extent it is legally entitled to do so, deliver to Paying Agent for transmission to Company, on or prior to the Original Closing Date (in the case of each Lender listed on the signature pages of the Original Credit Agreement on the Original Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E or W‑8ECI or W-8IMY (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W‑8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non‑Bank Status together with two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(d)(i) or Section 2.16(d)(ii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Paying Agent for transmission to Company two new original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8IMY, or W‑8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non‑Bank Status and two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount in respect of U.S. Federal withholding taxes to any Non‑US Lender under Section 2.16(b)(iii) if such Lender shall have failed (1) to deliver any forms, certificates or other evidence referred to in this Section 2.16(d)(i) or Section 2.16(d)(ii), or (2) to notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.16(d)(i) and Section 2.16(d)(ii) on the Original Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.16(d)(i) shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
(ii)    Any Lender that is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the Original Closing Date or the date on which such Lender becomes a Lender under this Agreement pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.
(iii)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
2.17    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Revolving Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Revolving Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Company agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating any Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.7 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments, as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5(c).
2.19    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; or (d) (i) any

Lender fails to be a creditworthy entity (in terms of its remaining funding obligations under this Agreement and taking into account any guaranty or other credit support of such Lender’s funding obligations under this Agreement) by March 1, 2014 (a “Non‑Creditworthy Lender”) and (ii) no Default or Event of Default shall then exist; then, with respect to each such Increased‑Cost Lender, Defaulting Lender, Non‑Consenting Lender or Non-Creditworthy Lender (the “Terminated Lender”), Company may, by giving written notice to any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender and, if applicable, each other such Lender hereby irrevocably agrees) to assign its outstanding Revolving Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees identified by Company (each a “Replacement Lender”) in accordance with the provisions of Section 9.6; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.7; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender and, if applicable, such other Lenders pursuant to Section 2.16 and any other amounts due to such Terminated Lender and, if applicable, such other Lenders; and (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.16, as applicable, and (4) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Revolving Commitments and, if applicable, the Revolving Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.
2.20    The Paying Agent.
(a)    The Lenders hereby appoint Deutsche Bank Trust Company Americas as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.12 shall be made by the Paying Agent based on the Monthly Servicing Report.
(b)    The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall:
(i)    hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii)    give the Administrative Agent and each Lender notice of any default by the Company in the making of any payment required to be made with respect to the Obligations of which it has actual knowledge;
(iii)    comply with all requirements of the Internal Revenue Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and
(iv)    provide to the Agents such information as is required to be delivered under the Internal Revenue Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.
(c)    Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Lenders with the prior written consent of the Company.
(d)    The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Paying Agent, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement. All such amounts shall be payable in accordance with Section 2.12 and such indemnity shall survive the termination of this Agreement and the resignation or removal of the Paying Agent.
(e)    The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.
(f)    The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of Requisite Lenders or the Administrative Agent, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.
(g)    The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless an authorized officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from the Company, the Servicer, any Secured Party or any Agent, as the case may be. The receipt and/or delivery of reports and other information under this Agreement by the Paying Agent shall not constitute notice or actual or constructive knowledge of any Default or Event of Default contained therein.
(h)    The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Company under this Agreement.
(i)    The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of an Authorized Officer, any Monthly Servicing Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(j)    The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel, selected with due care, shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.
(k)    The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent, any Lender or any Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, such Lender or such Agent shall have offered to the Paying Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.
(l)    Except as otherwise expressly set forth in Section 2.21, the Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Company, the Paying Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Paying Agent, shall be reimbursed by the Company to the extent of funds available therefor pursuant to Section 2.12.
(m)    The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Company, the Servicer, any Agent, any Lender or any other Person.
(n)    Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(o)    The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of any Collateral.
(p)    If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.
(q)    The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.
(r)    The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent and Company shall have accepted appointment by the Lenders as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand, of the Requisite Lenders, delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Lenders with the consent of the Company shall appoint a successor paying. If, however, a successor paying agent is not appointed by the Lenders within ninety (90) days after the giving of notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.
(s)    Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.
(t)    The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.
(u)    The Paying Agent shall have no obligation to invest and reinvest any cash held in the Controlled Accounts or any other moneys held by the Paying Agent pursuant to this Agreement in the absence of timely and specific written investment direction from Company. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.
(v)    If the Paying Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the parties hereto pursuant to this Agreement which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement, the Paying Agent shall be entitled (without incurring any liability therefor to the Company or any other Person) to (i) consult with outside counsel of its choosing and act or refrain from acting based on the advice of such counsel and (ii) refrain from taking any action until it shall be directed otherwise in writing by all of the parties hereto or by final order of a court of competent jurisdiction.
(w)    The Paying Agent shall incur no liability nor be responsible to Company or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Paying Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(x)    The Paying Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Paying Agent shall not be responsible for any misconduct or negligence on the part of or for the supervision of any agent or attorney appointed with due care by it hereunder.
(y)    The Lenders hereby authorize and direct the Paying Agent, Collateral Agent and the Custodian, as applicable, to execute and deliver the Credit Document Amendments.
2.21    Duties of Paying Agent.

(a)    Borrowing Base Reports. Upon receipt of any Borrowing Base Report and the related Borrowing Base Certificate delivered pursuant to Section 2.1(c)(ii), Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), Paying Agent shall, on the Business Day following receipt of such Borrowing Base Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the beginning Eligible Portfolio Outstanding Principal Balance set forth in such Borrowing Base Report with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    compare the number of Pledged Receivables listed in the Master Record with the number of Pledged Receivables provided to the Paying Agent by the Servicer pursuant to Section 4.3 of the Custodial Agreement as the number of Pledged Receivables for which the Custodian holds a Receivables File pursuant to the Custodial Agreement and identify any discrepancy;
(iii)    confirm that each Pledged Receivable listed in the Master Record has a unique loan identification number;
(iv)    compare the amount set forth in such Borrowing Base Report as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account and identify any discrepancy;
(v)    in the case of a Borrowing Base Report delivered pursuant to Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), recalculate the amount set forth in such Borrowing Base Report as the amount that will be on deposit in the Collection Account after giving effect to the related repayment of Loans or the related purchase of Eligible Receivables set forth therein and identify any discrepancy;
(vi)    confirm that the Accrued Interest Amount and an estimate of accrued fees as of the date of repayment or the Transfer Date, as the case may be, multiplied by 105%, is the amount set forth in such Borrowing Base Request as 105% of the estimated amount of accrued interest and fees and identify any discrepancy;
(vii)    recalculate the Revolving Availability based on the Borrowing Base set forth in such Borrowing Base Report and the Total Utilization of Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies;
(viii)    in the case of a Borrowing Base Report delivered pursuant to Section 3.3(a)(i), (A) confirm that the Revolving Loans requested in the related Funding Request are not greater than the Revolving Availability and (B) confirm that, after giving effect to such Revolving Loans, the Total Utilization of Revolving Loans will not exceed the Revolving Commitment; and
(ix)    notify the Lenders of the results of such review.

(b)    Monthly Servicing Reports. Upon receipt of any Monthly Servicing Report delivered pursuant to Section 5.1(e), Paying Agent shall, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the Eligible Portfolio Outstanding Principal Balance set forth therein with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    confirm the aggregate repayments of Revolving Loans during the period covered by the Monthly Servicing Report set forth therein with the Borrowing Base Reports delivered to Paying Agent pursuant to Section 2.11(c)(vii)(B) during such period and identify any discrepancies;
(iii)    compare the amount set forth therein as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account and identify any discrepancy;
(iv)    compare the amount of accrued and unpaid interest and unused fees payable to the Revolving Lenders set forth therein to the amounts set forth in the related invoices received by Paying Agent and identify any discrepancies;
(v)    compare the amount of Servicing Fees payable to the Servicer set forth therein to the amount set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vi)    compare the amount of Backup Servicing Fees and expenses payable to the Backup Servicer set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vii)    compare the amount of fees and expenses payable to the Custodian set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(viii)    compare the amount of fees and expenses payable to the Collateral Agent set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(ix)    compare the amount of fees and expenses payable to the Paying Agent set forth therein to the amounts set forth in the related invoice submitted by Paying Agent and identify any discrepancy;
(x)    recalculate the Revolving Availability based on the Borrowing Base set forth therein and the Total Utilization of Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies; and
(xi)    notify the Lenders of the results of such review.

(c)    The Paying Agent shall maintain the List of Direct Competitors described in clause (a) of the definition of “Direct Competitor”, and upon receipt of any update to such list as described in such definition, the Paying Agent shall promptly notify the Administrative Agent and each Lender of such update (and thereafter the Paying Agent shall maintain the List of Direct Competitors as so updated).
(d)    For the avoidance of doubt, Paying Agent’s sole responsibility with respect to the obligations set forth in Sections 2.21(a) and (b) is to compare or confirm information in the Borrowing Base Report or Monthly Servicing Report, as applicable, in accordance with Section 2.21 based on the information indicated therein received by Paying Agent from Company, the Servicer or the Custodian, as the case may be. Paying Agent’s sole responsibility with respect to the obligations set forth in Section 2.21(c) is to maintain and provide notice of updates to the list described therein as required by the terms of such Section.
2.22    Collateral Agent.
(a)    The Collateral Agent shall be entitled to the same rights, protections, indemnities and immunities as the Paying Agent hereunder.
(b)    In addition to Section 2.22(a), the Collateral Agent shall be entitled to the following additional protections:
(i)    The Collateral Agent shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or re-depositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;
(ii)    The Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral;
(iii)    The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and any other Credit Document or Credit Document Amendment (A) if such action would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other Credit Document or Credit Document Amendment, (B) if such action is not provided for in this Agreement or any other Credit Document or Credit

Document Amendment, (C) if, in connection with the taking of any such action hereunder, under any other Credit Document or Credit Document Amendment that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by the Administrative Agent and/or the Lenders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (D) if the Collateral Agent would be required to make payments on behalf of the Lenders pursuant to its obligations as Collateral Agent hereunder, it does not first receive from the Lenders sufficient funds for such payment;
(iv)    The Collateral Agent shall not be required to take any action under this or any other Credit Document or Credit Document Amendment if taking such action (A) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified;
(v)    Neither the Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Administrative Agent or the Lenders, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Administrative Agent or the Lenders for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
2.23    Intention of Parties. It is the intention of the parties that the Revolving Loans be characterized as indebtedness for federal income tax purposes. The terms of the Revolving Loans shall be interpreted to further this intention and neither the Lenders nor Company will take an inconsistent position on any federal, state or local tax return.
SECTION 3.    CONDITIONS PRECEDENT
3.1    Conditions Precedent to Effectiveness of the Existing Credit Agreement. The Existing Credit Agreement became effective on the Second Amendment Date subject to the satisfaction of the conditions precedent set forth in Section 3.2 of the Existing Credit Agreement.
3.2    Conditions Precedent to Effectiveness of the Third Amended and Restated Credit Agreement. The amendment and restatement of the Existing Credit Agreement provided for hereby shall become effective on the Third Amendment Effective Date when:
(a)    Credit Document Amendments. The Administrative Agent, the Paying Agent and the Collateral Agent shall have each received copies of this Agreement, Amendment No. 1 to the Asset Purchase Agreement, Amendment No. 1 to the Undertakings Agreement, Amendment No.

1 to the Servicing Agreement (collectively, the “Credit Document Amendments”), originally executed and delivered by each applicable Person;
(b)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.
(c)    No Material Adverse Change. Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(d)    No Default or Event of Default. No Default, Event of Default or Servicer Default shall have occurred and be continuing.
(e)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and counsel to Administrative Agent, and the Administrative Agent, and counsel to Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.
The Administrative Agent and each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and Credit Document Amendment and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Third Amendment Effective Date.
3.3    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender to make any Revolving Loan on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:
(i)    Administrative Agent, Paying Agent and Custodian shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Revolving Loans, and a Borrowing Base Report;
(ii)    both before and after making any Revolving Loans requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Borrowing Base;

(iii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date, provided, that the representations and warranties in any Original Borrowing Base Certificate shall be excluded from the certification in this Section 3.3(a)(iii) to the extent a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii);
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
(v)    the Administrative Agent and Paying Agent shall have received the Borrowing Base Report for the Business Day prior to the Credit Date which shall be delivered on a pro forma basis for the first Credit Date hereunder;
(vi)    as of such Credit Date, no Key Person Event shall have occurred; and
(vii)    in accordance with the terms of the Custodial Agreement, Company has delivered, or caused to be delivered to the Custodian, all original or authoritative copies of all agreements related to each Receivable, including all applicable Receivable Agreements (including any counterparts) that are, on such Credit Date, being transferred and delivered to Company pursuant to the Asset Purchase Agreement, and the Collateral Agent has received a Collateral Receipt and Exception Report from the Custodian, which Collateral Receipt and Exception Report is acceptable to the Collateral Agent in its Permitted Discretion.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the Permitted Discretion of such Agent or Requisite Lenders such request is warranted under the circumstances.
Notwithstanding anything contained herein to the contrary, neither the Paying Agent nor the Collateral Agent shall be responsible or liable for determining whether any conditions precedent to making a Loan have been satisfied.
(b)    Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent and Paying Agent. In lieu of delivering a Notice, Company may give Administrative Agent and Paying Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative

Agent and Paying Agent before the applicable date of borrowing. None of the Administrative Agent, Paying Agent or any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent or Paying Agent, as applicable, believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Company or for otherwise acting in good faith.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Agent and Lender that each and every of its representations and warranties contained in the Existing Credit Agreement was true and correct as of the Original Closing Date and each Credit Date prior to the Third Amendment Effective Date (excluding any representation and warranty contained in Section 4.7 breached by Company as a result of the breach by Holdings of a representation and warranty contained in Part 1 of Schedule A to the Asset Purchase Agreement if Holdings shall have (or will, if requested in accordance with Section 3.01(b) of the Asset Purchase Agreement) satisfied its obligations in respect of such breach under Section 3.01(b) of the Asset Purchase Agreement), and on the Amendment Effective Date, each Credit Date after the Third Amendment Effective Date and on each Transfer Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.
4.2    Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non‑assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company.
4.3    Due Authorization. The execution, delivery and performance of the Credit Documents to which Company is a party have been duly authorized by all necessary action of Company.

4.4    No Conflict. The execution, delivery and performance by Company of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except for such approvals or consents which have been obtained.
4.5    Governmental Consents. The execution, delivery and performance by Company of the Credit Documents to which Company is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Original Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.
4.6    Binding Obligation. Each Credit Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7    Eligible Receivables. Each Receivable that is identified by Company as an Eligible Receivable in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria (other than any Receivable identified as an Eligible Receivable in any Original Borrowing Base Certificate to the extent a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii)).
4.8    Historical Financial Statements. The Historical Financial Statements and any financial statements delivered to the Agents and the Lenders pursuant Section 5.1(b) or (c) after the Second Amendment Effective Date were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.
4.9    Financial Plan. On and as of the Second Amendment Effective Date, the projections set forth in the Financial Plan delivered prior to the Second Amendment Effective Date are based on good faith estimates and assumptions made by the management of Holdings; provided, the projections are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from such projections and that the differences may be material; provided further, as of the Second Amendment Effective Date, the management of Holdings believed that the projections were reasonable and attainable.
4.10    No Material Adverse Effect. Since December 31, 2013, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.11    Adverse Proceedings, etc. There are no Adverse Proceedings (other than counter claims relating to ordinary course collection actions by or on behalf of Company) pending against Company that challenges Company’s right or power to enter into or perform any of its obligations under the Credit Documents to which it is a party or that individually or in the aggregate are material to Company.  Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority.
4.12    Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Company knows of no proposed tax assessment against Company which is not being actively contested by Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.13    Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.
4.14    No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.
4.15    No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.
4.16    Material Contracts. Company is not a party to any Material Contracts.

4.17    Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Receivables are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
4.18    Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.19    Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
4.20    Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Company does not maintain or contribute to any Employee Benefit Plan.
4.21    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
4.22    Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, will be, Solvent. Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables by Holdings under the Asset Purchase Agreement.
4.23    Compliance with Statutes, etc. Company is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property.
4.24    Matters Pertaining to Related Agreements.
(a)    Delivery. Company has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Original Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Original Closing Date.
(b)    The Asset Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of Holdings in and to all Pledged Receivables and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to Holdings in consideration for the transfer to Company by Holdings of the Pledged Receivables and Related Security pursuant to the Asset Purchase Agreement.
(c)    Each Receivables Program Agreement creates a valid transfer and assignment to Holdings of all right, title and interest of the Receivables Account Bank in and to all Receivables and Related Security conveyed or purported to be conveyed to Holdings thereunder. Holdings has given reasonably equivalent value to the Receivables Account Bank in consideration for the transfer to Holdings by the Receivables Account Bank of the Receivables and Related Security pursuant to the applicable Receivables Program Agreement.
4.25    Disclosure. No documents, certificates, written statements or other written information furnished to Lenders by or on behalf of Holdings or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
4.26    Patriot Act. To the extent applicable, Company and Holdings are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

4.27    Remittance of Collections. Company represents and warrants that each remittance of Collections by it hereunder to any Agent or any Lender hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.
SECTION 5.    AFFIRMATIVE COVENANTS
Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to each Agent and each Lender:
(a)    [Reserved].
(b)    Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
(c)    Annual Financial Statements. Promptly after becoming available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing (which report shall be unqualified), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (iii) the balance sheets of Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto;
(d)    Compliance Certificates. Together with each delivery of financial statements of each of Holdings and Company pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of (i) Holdings and (ii) Company delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
(f)    Collateral Reporting.
(i)    On each Monthly Reporting Date, with each Funding Notice, and at such other times as any Agent or Lender shall request in its Permitted Discretion, a Borrowing Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance reasonably satisfactory to Administrative Agent and Paying Agent. Each Borrowing Base Certificate delivered to Administrative Agent and Paying Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate (other than any Original Borrowing Base Certificate to the extent a Replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii)) shall in each instance constitute a representation and warranty by Company to Administrative Agent and Paying Agent that each Receivable included therein as an “Eligible Receivable” is, in fact, an Eligible Receivable. In the event any request for a Revolving Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent and Paying Agent by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent and Paying Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing Base, but in each case only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.
(ii)    On each Monthly Reporting Date, (A) the Monthly Servicing Report to Administrative Agent and Paying Agent on the terms and conditions set forth in the Servicing Agreement, and (B) the Master Record to the Paying Agent. Notwithstanding any other provision of the Credit Documents, no Lender or Agent (other than the Paying Agent) shall have a right to receive the Master Record.
(g)    Legal Update. Together with each delivery of a Compliance Certificate pursuant to Section 5.1(d) and otherwise promptly upon any Authorized Officer’s knowledge thereof, written notice of the occurrence of any material legal developments reasonably expected to have a significant adverse impact on Holdings’ commercial loan program (or, if there are no such material legal developments since the last update provided by Company pursuant to this Section 5.1(g), a written confirmation that there are no such legal developments since such last update);
(h)    Notice of Default. Promptly upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings or Company, as applicable, has taken, is taking and proposes to take with respect thereto;
(i)    Notice of Litigation. Promptly upon an Authorized Officer of Company obtaining knowledge of an Adverse Proceeding not previously disclosed in writing by Company to Lenders or any material development in any such Adverse Proceeding (including any adverse ruling or significant adverse development in any Adverse Proceeding) that would be reasonably expected to have a significant adverse impact on Company or Holdings or any Subsidiary thereof, written notice thereof together with such other information as may be reasonably available to Company or Holdings to enable Lenders and their counsel to evaluate such matters;
(j)    ERISA. (i) Promptly upon an Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Employee Benefit Plan of Holdings or any of its Subsidiaries thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that Holdings or the Subsidiary or ERISA Affiliate, as applicable, has rights to access such documents, reports or filings), as any Agent or Lender shall reasonably request;
(k)    [Reserved].
(l)    Notice of Change in Board of Directors. Subject to Section 6.20, with reasonable promptness, and in any event within five (5) Business Days, written notice to each Agent and Lender of any change in the board of directors (or similar governing body) of Company;

(m)    Information Regarding Collateral. Prior written notice to Collateral Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, corporate structure or jurisdiction of organization, or (iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;
(n)    Public Reporting. After the consummation of the Initial Public Equity Offering, the obligations in Sections 5.1(b) and (c) in respect of Holdings’ financial statements may be satisfied by furnishing, at the option of Holdings, the applicable financial statements as described above or Holdings’ Annual Report on Form 10-K or Holdings’ Quarterly Report on Form 10-Q, as filed with the SEC, as applicable;
(o)    Other Information.
(i)    [reserved];
(ii)    not later than Friday of each week (or if such day is not a Business Day, the immediately preceding Business Day) in which a Borrowing Base Report has not otherwise been delivered hereunder, a Borrowing Base Report; and
(iii)    such material information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Lender, in each case, which relate to Company’s or Holdings’ financial or business condition or the Collateral.
5.2    Existence. Except as otherwise permitted under Section 6.8, Company will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.
5.3    Payment of Taxes and Claims. Company will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.
5.4    Insurance. Company shall cause Holdings to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Lender hereby agrees and acknowledges that the insurance maintained by Holdings on the Original Closing Date satisfies the requirements set forth in this Section 5.4.
5.5    Inspections; Compliance Audits; Regulatory Review.
(a)    Company will permit or cause to be permitted, as applicable, any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of Company or Holdings, at any time, and from time to time upon reasonable advance notice and during normal working hours, to (i) inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Company or Holdings and independent public accountants and (ii) verify the compliance by Company or Holdings with the Credit Agreement, the other Credit Documents and/or the Underwriting Policies, as applicable. Company agrees to pay Agents’ then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared (A) at any time during the existence of a Default or an Event of Default and (B) otherwise up to one (1) time in any calendar year, provided Company shall not be obligated to pay more than $25,000 in the aggregate during any twelve-month period in connection with any examination or audit described in this Section 5.5(a)(ii)(B). If any Agent engages any independent certified public accountants or other third-party provider to prepare any such report, such Agent shall make such report available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.
(b)    At any time during the existence of an Event of Default and otherwise one (1) time in any calendar quarter, the Administrative Agent or its designee, may, at Company’s expense, perform a compliance review (a “Compliance Review”) with five (5) Business Days’ prior written notice to verify the compliance by Company and Holdings with Requirements of Law related to the Pledged Receivables and to review the materials prepared in accordance with Section 5.5(d). Company shall, and shall cause Holdings to, cooperate with all reasonable requests and provide the Administrative Agent with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent to review Company’s form of Receivable Agreements, Underwriting Policies, information processes and controls, compliance practices and procedures and marketing materials (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. In connection with any Compliance Review pursuant to this Section 5.5(b), the Administrative Agent agrees to use a single regulatory counsel.
(c)    In connection with any inspection pursuant to Section 5.5(a) or a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, that such contact shall be made in the name of, and in cooperation with, Holdings and Company, unless Holdings (i) has failed to so cooperate for at least ten (10) Business Days after receiving a written request from the Administrative Agent requesting such cooperation, or (ii) is no longer the “Servicer” under the Servicing Agreement.
5.6    Lenders Meetings. Company shall, and shall cause Holdings to, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.
5.7    Compliance with Laws. Company shall, and shall cause Holdings to, comply with the Requirements of Law, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.8    Separateness. Company shall at all times comply with Section 5(d), Section 7, Sections 9(e) and (f), Section 10, Section 28, Section 30 and Section 31 (or any successor sections) of the Limited Liability Company Agreement, and shall not violate or cause to be violated the assumptions made with respect to Company in any opinion letter pertaining to substantive consolidation delivered to Lenders in connection with the Credit Documents.
5.9    Further Assurances. At any time or from time to time upon the request of any Agent or Lender, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Lender may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.21. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.
5.10    Communication with Accountants. Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication. Company agrees that the Administrative Agent may communicate with Company’s independent certified public accountants pursuant to this Section 5.10 (a) at any time (i) during the existence of a Default or an Event of Default, (ii) upon any event or circumstance which has a Material Adverse Effect or (iii) upon any material change (as determined by the Administrative Agent in its Permitted Discretion) in Holdings’ or Company’s accounting principles and policies and (b) otherwise, up to two (2) times in any calendar year. The failure of Company to be present during such communication after given such reasonable opportunity shall in no way impair the rights of the Administrative Agent under this Section 5.10.
5.11    Acquisition of Receivables from Holdings. With respect to each Pledged Receivable, Company shall (a) acquire such Receivable pursuant to and in accordance with the terms of the Asset Purchase Agreement, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate, and (c) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Agents, and the Lenders.
SECTION 6.    NEGATIVE COVENANTS
Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.
6.1    Indebtedness. Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
6.2    Liens. Company shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.
6.3    Equitable Lien. If Company shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4    No Further Negative Pledges. Except pursuant to the Credit Documents Company shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
6.5    Restricted Junior Payments. Company shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, Restricted Junior Payments may be made by Company from time to time with respect to any amounts distributed to Company in accordance with Section 2.12(a)(ix).
6.6    Subsidiaries. Company shall not form, create, organize, incorporate or otherwise have any Subsidiaries.
6.7    Investments. Company shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Receivables (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor), and Permitted Investments in the Controlled Accounts.
6.8    Fundamental Changes; Disposition of Assets; Acquisitions. Company shall not enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than acquisitions of Eligible Receivables, or Permitted Investments in a Controlled Account (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, provided that, notwithstanding the foregoing, (a) Permitted Asset Sales of Term Receivables and LOC Receivables (other than Co-Existence LOC Receivables) may occur so long as no Event of Default pursuant to Section 7.1(a), 7.1(g), 7.1(h) or 7.1(p) has occurred and is continuing, (b) Permitted Asset Sales of Co-Existence LOC Receivables may occur (i) so long as no Event of Default has occurred and is continuing, and (ii) from and after the occurrence of any Event of Default so long as such Event of Default has been continuing for more than thirty (30) days, and (c) notwithstanding the limitations set forth in the foregoing clauses (a) and (b), Permitted Asset Sales under clause (d) of the definition thereof shall be permitted at all times subject to receipt of the consent required therein.
6.9    Sales and Lease‑Backs. Company shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.

6.10    Transactions with Shareholders and Affiliates. Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements.
6.11    Conduct of Business. From and after the Original Closing Date, Company shall not engage in any business other than the businesses engaged in by Company on the Original Closing Date.
6.12    Fiscal Year. Company shall not change its Fiscal Year‑end from December 31st.
6.13    Servicer; Backup Servicer; Custodian.
(a)    Company shall use its commercially reasonable efforts to cause Servicer, the Backup Servicer and the Custodian to comply at all times with the applicable terms of the Servicing Agreement, the Backup Servicing Agreement and the Custodial Agreement. The Company may not (i) terminate, remove, replace Servicer, Backup Servicer or the Custodian or (ii) subcontract out any portion of the servicing or permit third party servicing other than the Backup Servicer, except, in each case, with the consent of the Requisite Lenders in their Permitted Discretion. The Administrative Agent may not terminate, remove, or replace the Servicer except in accordance with the Servicing Agreement. The Administrative Agent may not terminate, remove, or replace the Backup Servicer or the Custodian except with the prior consent of Company (such consent not to be unreasonably withheld); provided, however, that the Administrative Agent may terminate and replace the Backup Servicer at any time without the consent of Company after the occurrence and during the continuance of an Event of Default or Servicer Default.
(b)    Upon the occurrence of (1) for so long as the DB Credit Facility is in effect, a “Hot Backup Servicer Event” thereunder and the election by the Administrative Agent under the DB Credit Facility to transition to “hot” backup servicing, or (2) after the termination of the DB Credit Facility, a Hot Backup Servicer Event, the Administrative Agent may instruct the Backup Servicer to provide “hot” backup servicing under the Backup Servicing Agreement (provided that, with respect to clause (2) above, if after a Hot Backup Servicer Event to occur hereunder, a Hot Backup Servicer Event Cure occurs, the Administrative Agent shall, at the direction of Company, instruct the Backup Servicer to (i) stop providing hot” backup servicing under the Backup Servicing Agreement and (ii) again begin providing only “warm” backup servicing under the Backup Servicing Agreement). Company shall pay all reasonable and customary fees, costs and expenses of the Backup Servicer.
6.14    Acquisitions of Receivables. Company may not acquire Receivables from any Person other than Holdings pursuant to the Asset Purchase Agreement.
6.15    Independent Manager. Company shall not fail at any time to have at least one independent manager (an “Independent Manager”) who:

(a)    is provided by a nationally recognized provider of independent directors;
(b)    is not and has not been employed by Company or Holdings or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Company or Holdings;
(c)    is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Company or Holdings or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Company or Holdings or any of their respective Affiliates thereof (other than a de minimis amount);
(d)    is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by clause (b) or (c) above;
(e)    does not have, and has not had within the five years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Company or Holdings or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year;
(f)    is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from Company or Holdings or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Holdings and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year;
(g)    is not and has not been a shareholder (or other equity owner) of any of Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager;
(h)    is not a member of the immediate family of any Person described by clause (b) through (g) above;
(i)    is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which Company or Holdings or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Holdings’ total consolidated assets;
(j)    has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and
(k)    has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to each Agent and Lender, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(i) of this Section 6.15 and (c) the Administrative Agent’ written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion.
6.16    Organizational Agreements and Credit Documents. Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, Company shall not (a) enter into any contract with any Person other than the Credit Documents, any Related Agreement to which it is a party, and an agreement related to the appointment of the Independent Manager and process agent, in each case, as of the Original Closing Date or any agreement entered into in connection with a Permitted Asset Sale; (b) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or modification, as the case may be; (c) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document without the prior written consent of the Requisite Lenders. Company shall not agree to, and shall cause Holdings not to, amend, restate, supplement or modify in any material respect any Receivables Program Agreement without providing prior written notice thereof to the Administrative Agent, each Lender and obtaining the consent thereto of the Requisite Lenders; provided, however that the Requisite Lenders shall be deemed to have consented to any such amendment, restatement, supplement or modification if the Requisite Lenders do not object to such proposed amendment, restatement, supplement or modification in writing to Company within seven (7) Business Days of the Administrative Agent’s receipt of written notice of such proposed amendment, restatement, supplement or modification..
6.17    Changes in Underwriting or Other Policies. Company shall not agree to, and shall cause Holdings not to, make any change or modification to the Underwriting Policies without providing prior written notice thereof to the Administrative Agent and each Lender, (collectively, the “Notice Parties”). Company shall not agree to, and shall cause Holdings not to, make any

Material Underwriting Policy Change, including any change or modification to the Underwriting Policies of which the Notice Parties receive written notice that either the Administrative Agent or the Requisite Lenders, in the exercise of their respective Permitted Discretion, determines to be a Material Underwriting Policy Change and notifies Company of such determination within seven (7) Business Days of their receipt of such notice, without the prior written consent of the Requisite Lenders (such consent not to be unreasonably withheld, conditioned or delayed). Company shall not agree to, and shall cause the Servicer not to, make any change to the Servicer’s methodology for calculating the unpaid principal balance of Pledged Receivables without the prior written consent of the Requisite Lenders (such consent not to be unreasonably withheld, conditioned or delayed).
6.18    Receivable Forms. Company shall not acquire Receivables which are not on the form of applicable Receivable Agreement attached to the Undertakings Agreement (or any successor form approved after the Third Amendment Effective Date in accordance with this Section 6.18). Company shall provide, or cause Holdings to provide, prior written notice to Administrative Agent of any proposed change or variation to the form of any Receivable Agreement, including a reasonably detailed description of the proposed change or variation (a “Notice of Amendment”). The Administrative Agent shall, within five (5) Business Days of Administrative Agent’s receipt of a Notice of Amendment, notify Company if the Administrative Agent, in its Permitted Discretion, has determined that such proposed change or variation is material (a “Material Change Notice”), and upon receipt of such Material Change Notice, Company shall not, and shall cause Holdings not to, make any change or variation set forth in the Notice of Amendment without the prior written consent of the Requisite Lenders, unless such change or variation is required by any Requirement of Law. The Requisite Lenders may reasonably withhold such consent until they have received a satisfactory opinion of Company’s counsel regarding compliance of such revised form with any Requirement of Law reasonably expected to be applicable thereto. If, within five (5) Business Days of Administrative Agent’s receipt of a Notice of Amendment, the Administrative Agent has not provided a Material Change Notice to Company or Holdings, Company or Holdings may make the change or variation to the applicable form of Receivable Agreement proposed in such Notice of Amendment.
SECTION 7.    EVENTS OF DEFAULT
7.1    Events of Default. If any one or more of the following events shall occur.
(a)    Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company to pay (i) when due, the principal of and premium, if any, on any Revolving Loan whether at stated maturity (including on the Revolving Commitment Termination Date), by acceleration or otherwise; (ii) within two (2) Business Days after its due date, any interest on any Revolving Loan or any fee due hereunder; or (iii) within thirty (30) days after its due date, any other amount due hereunder; or
(b)    Default in Other Agreements.
(i)    Failure of Holdings or any Subsidiary of Holdings to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than SPV Indebtedness) with a principal amount in excess of

$1,000,000, in each case beyond the grace period, if any, provided therefor; or breach or default by Holdings or any Subsidiary of Holdings with respect to any other material term of (1) one or more items of Indebtedness (other than SPV Indebtedness) with a principal amount in excess of $1,000,000, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, provided that any such failure, breach or default, as the case may be, shall constitute an Event of Default hereunder only after the Administrative Agent shall have provided written notice to Company that such failure, breach or default constitutes an Event of Default hereunder; or
(ii)    (A) Failure of any Subsidiary of Holdings (other than Company) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of SPV Indebtedness with a principal amount in excess of $1,000,000; or (B) (1) breach or default by any such Subsidiary with respect to any material term of (x) one or more items of SPV Indebtedness with a principal amount in excess of $1,000,000, or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of SPV Indebtedness and (2) the continuation of such breach or default for more than seven (7) Business Days (or, if such breach or default is subject to any grace period, for more than seven (7) Business Days beyond such grace period), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, provided that any such failure, breach or default, as the case may be, shall constitute an Event of Default hereunder only after the Administrative Agent shall have provided written notice to Company that such failure, breach or default constitutes an Event of Default hereunder; or
(c)    Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 5.1(a), Section 5.1(f), Section 5.1(h), Section 5.2, Section 5.6, Section 5.7 or Section 6, or failure to distribute Collections in accordance with Section 2.12; or
(d)    Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company or Holdings (or Holdings as Servicer) in any Credit Document or in any statement or certificate at any time given by Company or Holdings (or Holdings as Servicer) in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company of notice from any Agent or Lender of such default; or
(e)    Other Defaults Under Credit Documents. Company or Holdings shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents other than any such term referred to in any other Section of this Section 7.1 and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company or Holdings of notice from Administrative Agent or any Lender of such default; or
(f)    Breach of Portfolio Performance Covenants. A breach of any Portfolio Performance Covenant shall have occurred and the Administrative Agent shall have provided written notice to the Company that a Default under this Section 7.1(f) has occurred and is continuing; or
(g)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Holdings, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or Holdings for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Holdings, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(h)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or Holdings shall make any assignment for the benefit of creditors; or (ii) Company or Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(g); or
(i)    Judgments and Attachments.

(i)    Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or
(ii)    Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $1,000,000 (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings (or Holdings as Servicer) or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or
(iii)    Any tax lien or lien of the PBGC shall be entered or filed against Company or Holdings (involving, with respect to Holdings only, an amount in excess of $1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;
(j)    Dissolution. Any order, judgment or decree shall be entered against Company or Holdings decreeing the dissolution or split up of Company or Holdings, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(k)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) Company shall establish or contribute to any Employee Benefit Plan; or
(l)    Change of Control. A Change of Control shall occur; or
(m)    Servicing Agreement. A Servicer Default shall have occurred and be continuing; or
(n)    Backup Servicer Default. The Backup Servicing Agreement shall terminate for any reason and, provided that the Administrative Agent shall have used commercially reasonable efforts to timely engage a replacement Backup Servicer following such termination, within ninety (90) days of such termination no replacement agreement with an alternative backup servicer shall be effective; or
(o)    Borrowing Base Deficiency; Repurchase Failure. (i) Failure by Company to pay any Borrowing Base Deficiency within two (2) Business Days after the due date thereof, or (ii) failure of Holdings to repurchase any Receivable as and when required under the Asset Purchase Agreement; or
(p)    Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto or Holdings, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or
(q)    Breach of Financial Covenants. A breach of any Financial Covenant shall have occurred; or
(r)    Investment Company Act. Holdings or Company become subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or Company becomes a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940;
THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Lenders, take any of the following actions: (w) upon notice to the Company, terminate the Revolving Commitments, if any, of each Lender having such Revolving Commitments, (x) upon notice to the Company, declare the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations shall immediately become due and payable, and  the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company.  In addition, pursuant to the Servicing Agreement, the Administrative Agent may terminate the Servicing Agreement and appoint a Successor Servicer upon the occurrence of a Servicer Default.
SECTION 8.    AGENTS
8.1    Appointment of Agents. Each Lender hereby authorizes WC 2014-1, LLC to act as Administrative Agent to the Lenders hereunder and under the other Credit Documents and each Lender hereby authorizes WC 2014-1, LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender hereby authorizes Deutsche Bank

Trust Company Americas, to act as the Collateral Agent on its behalf under the Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and neither Company or Holdings shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent (other than Administrative Agent) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.
8.2    Powers and Duties. Each Lender irrevocably authorizes each Agent (other than Administrative Agent) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
8.3    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Company or Holdings to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or Holdings or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither the Paying Agent nor the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the component amounts thereof.

(b)    Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).
8.4    Agents Entitled to Act as Lender. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
8.5    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Original Closing Date.
8.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
8.7    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent.
(i)    Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring

Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(ii)    Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Revolving Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.
(b)    Collateral Agent.
(i)    Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.

(ii)    Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.
8.8    Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, the Agents and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (b) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 9.    MISCELLANEOUS
9.1    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.
9.2    Expenses. Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Administrative Agent of negotiation, preparation, execution and administration of the Credit Documents, including the Credit Document Amendments and any consents, waivers or other amendments or modifications to the Credit Documents and (ii) reasonable and customary fees and expenses of a single counsel to the Lenders in connection with any consents, amendments, waivers or other modifications to the Credit Documents, including the Credit Document Amendments; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Agents; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Revolving Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Company or Holdings hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
9.3    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, Company shall not assert, and Company hereby waives, any claim against any affected Party or Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
9.4    Reserved.
9.5    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Revolving Loan or Revolving Loan Note;
(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)    reduce the rate of interest on any Revolving Loan (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to Section 2.8) or any fee payable hereunder;
(iv)    extend the time for payment of any such interest or fees;
(v)    reduce the principal amount of any Revolving Loan;
(vi)    (x) amend the definition of “Borrowing Base” or (y) amend, modify, terminate or waive Section 2.12, Section 2.13 or Section 2.14 or any provision of this Section 9.5(b) or Section 9.5(c);
(vii)    amend the definition of “Requisite Lenders”, “Revolving Exposure,” “Pro Rata Share,” “Applicable Advance Rate,” “Revolving Availability,” or any definition used therein; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Original Closing Date;
(viii)    release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or
(ix)    consent to the assignment or transfer by Company or Holdings of any of its respective rights and obligations under any Credit Document.
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall:
(i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(ii)    amend, modify, terminate or waive any provision of Section 3.3(a) with regard to any Credit Extension without the consent of the Requisite Lenders;
(iii)    amend the definitions of “Eligibility Criteria” or “Eligible Receivables Obligor” or amend any portion of Appendix C without the consent of each of the Requisite Lenders;
(iv)    amend or modify any provision of Sections 2.11, other than Sections 2.11(c)(vii) and 2.11(e), without the consent of each of the Requisite Lenders; provided, however, that, notwithstanding the foregoing, any such amendment or modification during the continuance of any Hot Backup Servicer Event, Event of Default or Servicer Default shall only require the consent of the Requisite Lenders;

(v)    amend or modify any provision of Section 7.1 without the consent of each of the Requisite Lenders; provided, however, that, notwithstanding the foregoing, any waiver of the occurrence of a Default or an Event of Default shall only require the consent of the Requisite Lenders; or
(vi)    amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Lenders or any Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Lenders or such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Holdings in any case shall entitle Company or Holdings to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.
9.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Company, the Paying Agent, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(e). Prior to such recordation, all amounts owed with respect to the applicable

Revolving Commitment or Revolving Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Revolving Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Revolving Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.6(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $10,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans.
(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.16(d).
(e)    Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall (i) provide Paying Agent with written notice of such assignment, and shall record the information contained in such notice in the Register, (ii) give prompt notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery of the Existing Credit Agreement or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Original Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Revolving Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Revolving Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).

(g)    Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Revolving Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.
(h)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) in all or any part of its Revolving Commitments, Revolving Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Revolving Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Revolving Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non‑US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by any Designated Officer of Company at any reasonable time and from time to time upon reasonable prior notice. Company shall not disclose the identity of any Participant of any Lender or any information relating to such Participant’s interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information.
(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
9.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.10, the agreements of Lenders set forth in Sections 2.14 and 8.6 shall survive the payment of the Revolving Loans and the termination hereof.
9.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11    Severability. In case any provision in or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.12    Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Revolving Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the applicable Agent (other than the Paying Agent) or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Revolving Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).
9.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.15    CONSENT TO JURISDICTION.
(a)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1 ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED

BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
(b)    COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON CORPORATION SERVICE COMPANY, 1180 AVENUE OF THE AMERICAS, SUITE 120, NEW YORK, NEW YORK 10036 AND HEREBY APPOINTS CORPORATION SERVICE COMPANY, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CORPORATION SERVICE COMPANY SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
9.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY

TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.17    Confidentiality. Each Agent and Lender shall hold all non‑public information regarding Holdings and its Subsidiaries and their businesses obtained by such Lender or Agent confidential and shall not disclose such information; provided, however, that, in any event, a Lender or Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and Paying Agent such Persons will be instructed to keep, such information confidential, (b) disclosures of such information to any other Lender or Agent, (c) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Revolving Loans or any participations therein, provided that no disclosure shall be made to any Direct Competitor except in connection with an assignment or potential assignment to a Direct Competitor that is an Eligible Assignee and such Persons are informed of the confidential nature of the information and agree to hold such confidential information substantially in accordance with the terms of this Section 9.17, (d) disclosure to any rating agency when required by it, (e) disclosure to any Lender’s financing source or the directors, trustees, officers, employees, agents, attorneys, independent or internal auditors, financial advisors or other professional advisors of such financing source who, in each case, agree to hold confidential such confidential information substantially in accordance with this Section 9.17, (f) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information, and (e) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Lender known (or that should have reasonably been known) to be in violation of this Section 9.17, and (ii) on or after the Original Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Holdings) (collectively, “Trade Announcements”). Company shall not issue, and shall cause Holdings not to issue, any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld).
9.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
9.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
9.20    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
9.21    Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ON DECK CAPITAL, INC., for purposes of Section 5.10 only

By: /s/ Howard Katzenberg
Name: Howard Katzenberg
Title: Chief Financial Officer

ON DECK ASSET COMPANY, LLC, as Company

By: /s/ Howard Katzenberg
Name: Howard Katzenberg
Title: Chief Financial Officer

WC 2014-1, LLC, as Administrative Agent

By: /s/ Partick Lo
Name: Patrick Lo
Title: MD

WC 2014-1, LLC, as a Lender

By: /s/ Patrick Lo
Name: Patrick Lo
Title: MD

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and Collateral Agent

By: /s/ Christopher Corcoran
Name: Christopher Corcoran
Title: Director

By: /s/ Kara Hernandez
Name: Kara Hernandez
Title: Associate